UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
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☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material under §240.14a-12
Skyward Specialty Insurance Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒    No fee required.
☐    Fee paid previously with preliminary materials.
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF 2025 ANNUAL MEETING OF SHAREHOLDERS
AND PROXY STATEMENT
Dear Shareholder:
The Annual Meeting of Shareholders (the "Annual Meeting") of Skyward Specialty Insurance Group, Inc. (the "Company" or "Skyward Specialty") will be held at 820 Gessner Road, Suite 280, Houston, TX 77024 on May 7, 2025, at 8:00 a.m., Central time, for the following purposes:
1.To elect two directors to serve as Class III directors for a three-year term to expire at the 2028 annual meeting of shareholders;
2.To approve, on a non-binding advisory basis, the compensation of our named executive officers as described in the Proxy Statement;
3.To approve, on a non-binding advisory basis, the frequency of future advisory votes on named executive officers’ compensation;
4.To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2025; and
5.To transact such other business as may be properly brought before the Annual Meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the attached Proxy Statement, which forms a part of this notice and is incorporated herein by reference. Our Board of Directors (the "Board") has fixed the close of business on March 10, 2025 as the Record Date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.
Your vote is important. Whether or not you expect to attend our Annual Meeting, we encourage you to read the Proxy Statement accompanying this notice and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions in the section entitled "General Information About the Annual Meeting and Voting" beginning on page 1 of the Proxy Statement accompanying this notice. If you plan to attend our Annual Meeting and wish to vote your shares at the meeting, you may do so at any time before the proxy is voted.
All shareholders are cordially invited to attend the meeting.
By Order of the Board of Directors,
Leslie K. Shaunty
General Counsel & Corporate Secretary
Houston, Texas
March 26, 2025

Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to submit your proxy or voting instructions via the Internet or mail as soon as possible.
The Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement, notice of annual meeting, form of proxy and our annual report, is first being sent or given on or about March 26, 2025 to all shareholders entitled to vote at the Annual Meeting. The proxy materials and our annual report on Form 10-K for the year ended December 31, 2024 (the "Annual Report") can be accessed as of March 26, 2025 by visiting https://www.astproxyportal.com/ast/27140.

i

PROXY STATEMENT
FOR THE 2025 ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 7, 2025
The Board of Directors (the "Board") of Skyward Specialty Insurance Group, Inc. (the "Company" or "Skyward Specialty") is soliciting proxies for use at the 2025 Annual Meeting of Shareholders (the "Annual Meeting") to be held at 820 Gessner Road, Suite 280, Houston, TX 77024 on May 7, 2025, at 8:00, a.m. Central time, and any postponements or adjournments thereof.
Why did you send me this Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
Under rules adopted by the U.S. Securities and Exchange Commission (the "SEC"), we have elected to furnish our proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of the proxy materials to each shareholder. On or about March 26, 2025, we expect to mail to our shareholders of record a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials and our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the "2024 Annual Report") via the Internet and how to vote your proxy. If you received the Notice, you will not automatically receive a printed copy of our proxy materials in the mail. If you would like to receive a printed copy, please follow the instructions provided in the Notice.
Our 2025 proxy materials and our 2024 Annual Report are accessible at: https://www.astproxyportal.com/ast/27140.
We are furnishing these proxy materials to you because our Board is soliciting your proxy to vote at the Annual Meeting. This Proxy Statement summarizes information related to your vote at the Annual Meeting. All shareholders who find it convenient to do so are cordially invited to attend the Annual Meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete and submit your proxy via the Internet in accordance with the instructions provided on the Notice, or, if you requested a printed copy of the proxy materials, complete, sign and return the proxy card.
Voting Rights
Only holders of record of the Company’s Common Stock, $0.01 par value (“Common Stock”), on March 10, 2025 (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. On that date, 40,330,643 shares of Common Stock were outstanding and entitled to vote. Each shareholder has one vote per share on all matters coming before the Annual Meeting. The shareholders of the Company do not have cumulative voting rights in the election of directors. Abstentions or “withhold” votes and broker non-votes are counted for purposes of determining whether a quorum exists. For more information regarding withhold votes, abstentions and broker non-votes, see "What is the effect of withheld votes, abstentions and broker non-votes?" below.
To ensure the presence of a quorum, please vote over the Internet or by mail as instructed in these materials as promptly as possible. If a shareholder executes and returns a proxy card, but does not specify otherwise, the shares represented by the shareholder’s proxy will be voted: (i) for the election of each of the two director nominees listed under “Election of Directors”; (ii) for the approval, on a non-binding advisory basis, of the compensation of the Company's named executive officers ("NEOs") as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC; (iii) for the approval, on a non-binding advisory basis, of the one-year frequency of future advisory votes on executive compensation pursuant to the compensation disclosure rules of the SEC); (iv) for the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025; and (v) in the discretion of the person or persons voting the proxies, on such other business as may properly come before the Annual Meeting or any adjournments thereof.
What am I voting on?
There are four proposals scheduled for a vote:
Proposal 1:    To elect two directors to serve as Class III directors for a three-year term.
Proposal 2:    To approve, on a non-binding advisory basis, the compensation of our named executive officers as described in the Proxy Statement.
Proposal 3:    To approve, on a non-binding advisory basis, the frequency of future advisory votes on named executive officers' compensation.
Proposal 4: To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.
How does the Board of Directors recommend I vote?
Skyward Specialty's Board of Directors unanimously recommends that you vote:
1.“FOR” each of the two (2) Class III director nominees identified in this Proxy Statement under “Election of Directors” to the Board of Directors;
2.“FOR” the compensation of our named executive officers, on an advisory basis (“Say-on-Pay”);
3.“EVERY ONE YEAR” for the frequency of our Say-on-Pay vote (“Say-on-Frequency”); and
4."FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.
How many votes do I have?
Each share of our Common Stock that you own as of March 10, 2025, the Record Date, entitles you to one vote.
What is the difference between a shareholder of record and a beneficial owner of shares held in street name?
If your shares are registered directly in your name with our registrar and transfer agent, Equiniti Trust Company, LLC, you are considered a shareholder of record with respect to those shares and our proxy materials have been made available to you directly by us. If your shares are held in a stock brokerage account, by a bank, broker, or other agent, you are considered the beneficial owner of shares held in street name and our proxy materials are being forwarded to you by your bank, broker, or other agent that is considered the owner of record of those shares. As the beneficial owner, you have the right to instruct your bank, broker, or other agent on how to vote your shares. Since a beneficial owner is not the shareholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a "legal proxy" from the broker, bank, trustee or nominee that holds your shares giving you the right to vote the shares at the meeting. If you are a beneficial owner and do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by following the instructions provided by your broker, bank, trustee, or other nominee.

How do I vote by proxy?
With respect to the election of Class III directors, you may either vote "For" or you may "Withhold" your vote for any nominee you specify. With respect to the advisory vote on the compensation of our Named Executive Officers (Say-on-Pay), you may vote "For" or "Against" or abstain from voting. With respect to the advisory vote on the Frequency of Future Advisory Votes on Executive Compensation (Say-on-Frequency), you may vote "For" one of the three options or "Against" all the options or abstain from voting. With respect to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, you may vote "For" or "Against" or abstain from voting.
Shareholders of Record: Shares Registered in Your Name
If you are a shareholder of record, there are several ways for you to vote your shares. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted.
•Via the Internet: You may vote online until 11:59 PM EST, May 6, 2025 (the day before the Annual Meeting), by accessing "www.voteproxy.com" and following the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. This service is available 24 hours a day, seven days a week.
•In Person: You may vote in person. If you plan to attend the Annual Meeting, you may vote by completing and submitting a ballot, which will be provided at the Annual Meeting. If you are planning to attend our Annual Meeting, please check for any public announcements that we may make on our website in the investor relations section at www.investors.skywardinsurance.com one week prior to the meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting.
•By Mail: You may vote by mail using your proxy card by completing, signing, dating and returning the proxy card in the self-addressed, postage-paid envelope provided. Please ensure your proxy card is delivered at least two business days prior to the Annual Meeting (May 5, 2025), and your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your shares, as permitted, will be voted as recommended by our Board. If any other matter is presented at the Annual Meeting, your proxy will vote in accordance with his or her best judgment. As of the date of this Proxy Statement, we knew of no matters that needed to be acted on at the meeting, other than those discussed in this Proxy Statement.
Beneficial Owners: Shares Registered in the Name of a Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, and requested a printed copy of the proxy materials, you should have received a voting instruction form and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the voting instruction form to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet. A large number of banks and brokerage firms offer Internet voting. If you are a beneficial owner, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank, or other nominee. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request a proxy form.

May I revoke my proxy?
If you give us your proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any of the three following ways:
•you may grant a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method);
•you may notify our Corporate Secretary in writing at least thirty (30) days before the Annual Meeting that you have revoked your proxy by mailing a written notice of revocation to the attention of Corporate Secretary, Skyward Specialty Insurance Group, Inc., 800 Gessner Road, Suite 600, Houston, TX 77024; or
•you may vote in person at the Annual Meeting.
Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares held in street name, you may change your vote by submitting new voting instructions to your broker, bank, trustee, or nominee following the instructions they provided or, if you have obtained a legal proxy from your broker, bank, trustee, or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person at the meeting.
What constitutes a quorum?
The presence at the Annual Meeting, in person or by proxy, of holders representing a majority of the shares of our outstanding Common Stock as of the Record Date, or approximately 20,568,628 shares, constitutes a quorum at the meeting, permitting us to conduct our business.
Voting results will be tabulated and certified by the inspector of election appointed for the Annual Meeting.
What vote is required to approve each proposal?
Proposal 1: Election of Class III Directors. The two nominees who receive the most "For" votes (among votes properly cast in person or by proxy) will be elected. Only votes "For" will affect the outcome.
Proposal 2: Proposal 2: To approve, on a non-binding advisory basis, the compensation of our named executive officers as described in the Proxy Statement. The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote on the matter at the Annual Meeting is required for approval of this proposal. Abstentions will have the effect of a vote “against” this proposal. Broker non-votes will have no effect on the outcome of the vote.
Proposal 3: To approve, on a non-binding advisory basis, the frequency of future advisory votes on named executive officers’ compensation. The frequency (“1 Year”, “2 Years”, “3 Years”) that receives the vote of the holders of a majority of the voting power of the shares present in person or by proxy and entitled to vote on the matter at the Annual Meeting will be deemed to be the frequency preferred by our shareholders. In the event that no option receives a majority of the votes, we will consider the option that receives the most votes cast to be the frequency preferred by our shareholders. Abstentions will have the effect of a vote “against” each of the proposed voting frequencies. Broker non-votes will have no effect on the outcome of the vote.
Proposal 4: Ratification of Independent Registered Public Accounting Firm. The ratification of the appointment of Ernst & Young LLP must receive "For" votes from a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote. Abstentions will have the effect of a vote “against” this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent registered pubic accounting firm, thus broker non-votes are not expected to result from the vote on this proposal. Broker non-votes, if any, will have no effect on the outcome of the vote.
How will my shares be voted if I do not specify how they should be voted?
If you are a shareholder of record and you indicate when voting on the Internet that you wish to vote as recommended by our Board, then your shares will be voted at the Annual Meeting in accordance with our Board's recommendation on all matters presented for a vote at the Annual Meeting. Similarly, if you requested a printed copy of the proxy materials and sign and return a proxy card but do not indicate how you want to vote your shares for a particular proposal or for all of the proposals, then for any proposal for which you do not so indicate, your shares will be voted in accordance with our Board's recommendation.
If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then, the organization that holds your shares may generally vote your shares in their discretion on "routine" matters but cannot vote on "non-routine" matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on that matter with respect to your shares. This is generally referred to as a "broker non-vote."
What is the effect of withheld votes, abstentions and broker non-votes?
Shares of Common Stock held by persons attending the Annual Meeting, but not voting, and shares represented by proxies that reflect withheld votes or abstentions as to a particular proposal, will be counted as present for purposes of determining the presence of a quorum. For purposes of proposals No. 2 (Say-on-Pay), No. 3 (Say-on-Frequency) and No. 4 (ratification of the appointment Ernst & Young LLP), abstentions will have the same effect as a vote "against" each proposal. Because the election of directors is determined by a plurality of votes cast, withheld votes or abstentions will not be counted in determining the outcome of such proposal.
Shares represented by proxies that reflect a broker non-vote will be counted for purposes of determining whether a quorum exists. As discussed above, a broker non-vote occurs when an organization holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares for certain non-routine matters. Proposals No. 1 (election of directors), No. 2 (Say-on-Pay) and No. 3 (Say-on-Frequency) are not considered routine matters, and without your instruction, your broker cannot vote your shares for those proposals and any broker non-votes will have no effect on such proposals. However, ratification of the appointment of Ernst & Young LLP is considered a routine matter on which a broker or other nominee has discretionary authority to vote. Accordingly, no broker non-votes will likely result from this proposal. Broker non-votes, if any, will have no effect on this proposal.
Who is paying the costs of soliciting these proxies?
We will pay all of the costs of soliciting these proxies.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our current report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results. All of our SEC filings are also available free of charge on our website at www.investors.skywardinsurance.com/financials/sec-filings.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business affairs are managed under the direction of our Board, which is currently comprised of eight members, seven of whom are "independent" under the listing standards of the Nasdaq Stock Market LLC, ("Nasdaq"). The Board is nominating two director nominees for election. Our Board is divided into three classes with staggered three-year terms. At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. There are two Class III directors whose current term of office expires at the Annual Meeting: Marcia Dall and Anthony J. Kuczinski. Our Board has nominated Ms. Dall and Mr. Kuczinski for re-election at the Annual Meeting to serve as Class III directors until the 2028 annual meeting of shareholders or until their successors are duly elected and qualified.
The following table sets forth the names, ages, and certain other information as of the Record Date for each of the directors whose terms expire at the Annual Meeting and for each of the continuing directors.

Name	Class	Age	Director Since	Independent	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee	Risk Committee	Investment Committee
Nominees for Director
Marcia Dall	III	61	2022	Yes	▲	Chair
Anthony J. Kuczinski t	III	66	2023	Yes			▲	Chair	▲
Continuing Directors
Gena Ashe	I	63	2023	Yes		▲	Chair	▲
Robert Creager	I	76	2012	Yes	Chair		▲
James Hays	I	67	2020	Yes		▲			▲
Michael Morrissey	II	77	2023	Yes	▲			▲	Chair
Andrew Robinson ■	II	59	2020	No
Katharine Terry	II	48	2022	Yes	▲		▲	▲
________________________
t Lead Independent Director
■ Chairman of the Board and CEO
Director Nominees
Marcia Dall has served on our Board since November 2022 and as Chair of the Compensation Committee since August 2023. Ms. Dall has served as the Executive Vice President and Chief Financial Officer of Churchill Downs Incorporated, a publicly traded industry-leading racing, online wagering, and gaming entertainment company since October 2015. Prior to this role, Ms. Dall served as Executive Vice President and Chief Financial Officer at Erie Indemnity Company, a company providing sales, underwriting and administrative services to Erie Insurance Exchange, from March 2009 to October 2015. From January 2008 to March 2009, she served as Chief Financial Officer of CIGNA Healthcare. Prior to CIGNA, from August 2002 through January 2008, Ms. Dall was Executive Vice President and Chief Financial Officer for the International and U.S. Mortgage Insurance segments of Genworth Financial, a former subsidiary of GE. Ms. Dall began her career in 1985 in the Financial Management Program at GE and held various leadership roles both in finance and operations over her twenty-plus year tenure with GE.
Ms. Dall is a Certified Public Accountant, holds a Bachelor of Science from Indiana University and an MBA from Northwestern University Kellogg School of Management. We believe Ms. Dall is qualified to serve as a member of our Board based on her experience, qualifications, attributes, and skills, including her extensive finance and management background and executive leadership experience in the insurance sector.
Anthony J. Kuczinski has served on our Board since August 2023, as our Lead Independent Director since December 2023, and as Chair of the Risk Committee since February 2024. Since July 2024, Mr. Kuczinski has served as a member of the Board of Directors of Hagerty, Inc. (NYSE: HGTY) an automotive enthusiast brand and specialty vehicle insurance provider. Since October 2023, Mr. Kuczinski has served as a member of the Board of Directors of Ryan Specialty Holdings, Inc. (NYSE: RYAN) a service provider of specialty products and solutions for insurance brokers, agents and carriers. From 2008 to 2022, Mr. Kuczinski served as President and Chief Executive Officer of Munich Reinsurance America, Inc. From 1990 to 2007, he served in various roles at Munich Reinsurance America, Inc., including President of the Specialty Markets Division, President of Insurance Company Operations, Executive Vice President and Chief Financial Officer for Specialty Markets, and Senior Vice President. He has over 25 years of industry experience.
Mr. Kuczinski is a Certified Public Accountant (Inactive) and a Certified Property Casualty Underwriter and holds a Bachelor of Business Administration from Pace University. We believe Mr. Kuczinski is qualified to serve as a member of our Board based on his experience, qualifications, attributes, and skills including his extensive experience in the insurance industry.
Continuing Directors
Gena Ashe has served on our Board and as Chair of the Nominating and Corporate Governance Committee
since August 2023. Since 2019, Ms. Ashe has served as the Chief Legal Officer and Corporate Secretary of Anterix Inc. (NASDAQ: ATEX), a wireless broadband infrastructure company. Since 2021, Ms. Ashe has served as a member of the Board of Directors of GXO Logistics (NYSE: GXO), a publicly traded, global logistics/supply chain outsourcing technology company, and the Executive Leadership Council, a non-profit committed to opening channels of opportunity for Black executives to positively impact business and communities. Previously, Ms. Ashe served as a member of the Board of Directors of XPO Logistics (NYSE: XPO), a publicly traded, global supply chain solution provider, as Vice Chairman of the Board of XPO Logistics, Europe SA (Euronext: XPO), a France based publicly traded transportation/logistics service provider, and as a Member of the board of ALP Holding Company, a portfolio company of Cold Bore Management. Prior to joining Anterix in 2019, Ms. Ashe held several senior legal roles with prominent firms, including Brightview Services LLC (now known as Brightview Holdings, Inc.), Adtalem Global Education (NYSE:ATGE), Public Broadcasting Service ("PBS"), Darden Restaurants, Inc., AT&T Corp., and Lucent Technologies, Inc. Earlier in her career Ms. Ashe was an electrical engineer and scientist for IBM Corporation before joining IBM's legal team.
Ms. Ashe holds a Bachelor of Science from Spelman College, a Master of Science in electrical engineering from Georgia Institute of Technology, and a Juris Doctor from Georgetown University Law Center. We believe Ms. Ashe is qualified to serve as a member of our Board based on her experience, qualifications, attributes, and skills, including her extensive track record of public and private company board service.
Robert Creager has served on our Board since October 2012 and as Chair of the Audit Committee since July 2014. From 2012 to 2022, Mr. Creager served as a Director and Chair of the Audit Committee of USA Truck, Inc., a public trucking and logistics company. Previously he served as a Director and Chaired the Audit Committee of Mattress Firm, Inc., a mattress retailer, and GeoMet, Inc., an energy company. From 1982 until 2009, Mr. Creager was an Assurance Partner with PricewaterhouseCoopers LLP. and was the leader of the Houston audit practice from 2001 to 2007.
Mr. Creager holds a Bachelors degree in Accounting from the University of Maryland. From 2010 to 2019, Mr. Creager was a board member of the National Association of Corporate Directors Texas TriCities Chapter, served as the Treasurer, and was a Governance Fellow. He has served on the boards of public, private, and not-for-profit companies. Mr. Creager is a senior financial professional with many years of public accounting experience, corporate governance experience as a director, and industry expertise. We believe Mr. Creager is qualified to serve as a member of our Board based on his experience, qualifications, attributes, and skills including his extensive financial accounting background and his experience serving on Audit Committees.
James Hays has served on our Board since April 2020. From October 2018 to April 2024, Mr. Hays served as Vice Chair and as a member of the Board of Brown & Brown, Inc., a public insurance brokerage company. From 1994 to October 2018, Mr. Hays served as Chief Executive Officer of Hays Companies, an insurance broker he founded in 1994 that was acquired by Brown & Brown, Inc. in October 2018. During his tenure at Hays Companies, he developed the organization into a nationwide leader in risk management, P&C, employee benefits, and personal lines insurance. Overseeing more than 25 years of growth, starting from a seven-person operation to a large-scale firm with more than 700 teammates in 30 offices. Previously, he was the Chairman and CEO of RHH of Minnesota from 1987 through 1994, where he started the business from scratch and obtained the Office of the Year.
Mr. Hays holds a Bachelor of Science and a Master of Business Administration from the University of Minnesota. He currently serves on the boards of JS Held, LLC, a consulting firm, and Mid Country Acquisition Corp, a savings and loan holding company. We believe Mr. Hays is qualified to serve as a member of our Board based on his experience, qualifications, attributes, and skills including his extensive experience in multiple sectors of the insurance industry.
Michael Morrissey has served on our Board and as Chair of the Investment Committee since December 2023. Since December 2020, Mr. Morrissey has served as Special Advisor and a member of the executive committee of the International Insurance Society, Inc., a global research organization specializing in the insurance industry, of which Mr. Morrissey served as President and CEO of from May 2009 to December 2020. Since January 2021, Mr. Morrissey has served as Chairman of the Board of Directors of Protective Life Corporation, a Fortune 500 provider of life insurance. Since January 2020, Mr. Morrissey has served as a member of the Board of Directors of Legeis Capital, LLC, an investment advisory firm specializing in the insurance industry. From April 2008 to April 2023, Mr. Morrissey served as a member of the Board of Directors of Selective Insurance Group Inc. (NASDAQ: SIGI), a publicly traded A+ rated, top 40 property and casualty insurer. From May 1983 to May 2009, Mr. Morrissey served as Chairman and CEO of Firemark Investments Inc. (“Firemark”), a former independent investment firm that was focused on the global insurance industry. Prior to founding Firemark, Mr. Morrissey served as President of Manhattan Life Insurance Co. and Senior Vice President of Crum & Forster.
Mr. Morrissey holds a Bachelor of Arts from Boston College and an MBA from Dartmouth. We believe Mr. Morrissey is qualified to serve as a member of our Board based on his experience, qualifications, attributes, and skills, including his public board service and extensive insurance and investment market experience.
Andrew Robinson has served as our Chief Executive Officer since May 2020, as Chairman of our Board since December 2023, and as a member of our Board since July 2020. Prior to joining Skyward Specialty, Mr. Robinson was an Executive in Residence then Senior Advisor at Oak HC/FT, a venture and growth equity firm, including serving as Co-Chief Executive Officer then as Executive Chair at Groundspeed Analytics, and as Chair of Clara Analytics, both insurance technology companies funded by Oak HC/FT. From January 2017 to July 2017, Mr. Robinson served as the Global Chief Operating Officer and Executive Vice President of Crawford & Company, a claims management solutions business. Mr. Robinson oversaw Crawford & Company's four businesses with revenues of $1.1 billion and over 8,000 employees. Mr. Robinson's experience also includes over ten years with The Hanover Insurance Group, Inc. ("Hanover"), an insurance company, where he rose to President of Specialty Insurance, Executive Vice President of Corporate Development and Chief Risk Officer. While at Hanover, his responsibilities included all aspects of the company's U.S. specialty businesses, including profit and loss and strategic and operational oversight. He was also responsible for acquisitions, divestitures, business integration, and enterprise risk management for the broader enterprise. Prior to his time at Hanover, he was the Managing Partner of Global Insurance at Diamond (now PWC) Consulting. Mr. Robinson also serves on the board of McLarens, Inc., a global insurance services company. Mr. Robinson previously served on the board of directors of Chaucer Plc, a Lloyd's of London managing agency.
Mr. Robinson holds a Bachelor of Science degree from Clarkson University. Mr. Robinson is a highly experienced and successful global insurance executive with a 30-year track record of growth, financial improvement, and strategic and operational leadership. We believe Mr. Robinson is qualified to serve as a member of our Board based on our review of his experience, qualifications, attributes and skills, including his executive leadership experience in the insurance, claims management and technology industries.
Katharine Terry has served on our Board since November 2022. Ms. Terry cofounded Surround Group, Inc. in June 2018 and serves as Chief Executive Officer. Surround is a national digital insurance agency that combines technology, design, and personalized advice for younger adults looking for a modern insurance experience. Ms. Terry also founded Kate Terry & Company, a management consulting firm focused on insurance product innovation. Prior to that, Ms. Terry was Senior Vice President, Commercial Insurance Product Management at Liberty Mutual Insurance from February 2011 through August 2016. She held prior roles in product management at Plymouth Rock Assurance Corporation and Progressive Insurance. Ms. Terry is a Chartered Property and Casualty Underwriter.
Ms. Terry holds a Bachelor of Arts from Harvard University and an MBA from Harvard Business School. We believe Ms. Terry is qualified to serve as a member of our Board based on her experience, qualifications, attributes, and skills, including her extensive insurance product management experience.

Board Independence
Our Common Stock is listed on the Nasdaq Global Select Market. Under the Nasdaq rules, independent directors must comprise a majority of a listed company's board of directors within a specified period of the completion of an initial public offering. In addition, the Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent.
Under the Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act and the related SEC and Nasdaq rules. To be considered independent for purposes of Rule 10A-3 and under the Nasdaq rules, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.
Compensation committee members must also satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act and the related SEC and Nasdaq rules. To be considered independent for purposes of Rule 10C-1 and under the rules of Nasdaq, the board of directors must affirmatively determine that each member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director's ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.
Accordingly, the Board has considered the independence of our current Board members and the two nominees, and determined that all Board members with the exception of Andrew Robinson are independent under the Nasdaq listing standards. In making this determination, our Board applied the standards set forth in the rules of Nasdaq and the Exchange Act. Our Board considered all relevant facts and circumstances known to it in evaluating the independence of these directors, including their current and historical employment, any compensation we have given to them, any transactions we have with them, their beneficial ownership of our capital stock, their ability to exert control over us, all other material relationships they have had with us and the same facts with respect to their immediate families.
The committee composition of the Company's Audit, Compensation, Nominating and Corporate Governance, Risk and Investment committees are composed entirely of independent directors.
Board Leadership Structure
Our Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide effective oversight of management. Our Bylaws and Corporate Governance Guidelines provide our Board with flexibility to combine or separate the positions of Chair of the Board and Chief Executive Officer ("CEO").
Our Board currently believes that our existing Board leadership structure comprised of a combined Chairman/CEO role and Lead Independent Director is effective, provides the appropriate balance of authority between independent and non-independent directors, and achieves the optimal governance model for us and for our shareholders. Recognizing the importance of independent perspectives on the Board to balance the combined Chairman and CEO roles, the Company appropriately maintains strong independent and effective oversight of our business and affairs through our Lead Independent Director.
The Board regularly conducts executive sessions with independent directors in attendance only. Our Lead Independent Director, Anthony J. Kuczinski, presides over these executive sessions.
Lead Independent Director
Our Board believes that an active and empowered Lead Independent Director is key to providing strong, independent leadership for the Board. The Lead Independent Director position is a critical aspect of our corporate governance framework. The Lead Independent Director presides over executive sessions of the Board, regularly communicates with the Chairman and our senior management, provides performance feedback to the CEO and oversees matters where the Chairman may otherwise be conflicted. Mr. Kuczinski, as Lead Independent Director, brings extensive experience leading companies in the insurance industry. The Board believes that Mr. Kuczinski’s experience enables him to provide valuable and independent views in the boardroom and ensures active communication between management and our independent directors to support their oversight responsibilities, including with respect to management of risks and opportunities.
Corporate Governance Highlights
•Independence: All directors other than Andrew Robinson are independent.
•Board Refreshment: 5 new directors in the past 3 years.
•Average Age: The average age of our directors is 64.5.
•Average Tenure: 3.9 years.
Board Skills Matrix1

Director	Andrew Robinson (Chairman)	Gena Ashe	Robert Creager	Marcia Dall	James Hays	Anthony J. Kuczinski	Michael Morrissey	Katharine Terry
Age (as of Record Date)	59	63	76	61	67	66	77	48
Tenure (as of Record Date)	4.5	1.5	12.5	2.5	5	1.5	1.4	2.5
Outside Public Boards (current &/or prior)		●	●		●	●	●
Leadership	●	●	●	●	●	●	●	●
Human Capital Management	●	●		●	●	●	●	●
Accounting and Finance Oversight	●	●	●	●	●	●	●	●
Insurance Industry	●		●	●	●	●	●	●
Risk Management	●	●	●	●	●	●	●	●
Corporate Governance	●	●	●	●	●	●	●	●
Cybersecurity	●			●				●
Technology/Data/AI	●	●						●
Investment Capital Management	●			●	●		●	●
M&A Corporate Development	●	●		●	●	●	●

1.Self-reported by each director.

The Board's Role in Risk Oversight
Although management is responsible for the day-to-day management of the risks our Company faces, our Board and its committees take an active role in overseeing management of our risks and have the ultimate responsibility for the oversight of risk management. The Board regularly reviews information regarding our operational, financial, legal and strategic risks. Specifically, senior management attends quarterly meetings of the Board, provides presentations on operations including significant risks, and is available to address any questions or concerns raised by our Board.
In addition, our five committees assist the Board in fulfilling its oversight responsibilities regarding risk. The Audit Committee coordinates the Board's oversight of our internal control over financial reporting, disclosure controls and procedures, related party transactions and code of conduct, with management regularly reporting to the Audit Committee on these areas. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs as well as succession planning as it relates to our chief executive officer. The Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and corporate governance and corporate governance guidelines. The Risk Committee assists the Board in fulfilling its oversight responsibilities with regard to enterprise risk management, cyber security and other significant operating risks. The Investment Committee assists the Board, in concert with the recommendations of senior management, in fulfilling its oversight responsibilities with regard to the development of the Company's long-term strategic investment plan within the parameters of the Investment Policy.
When any of the committees receives a report related to material risk oversight, the chair of the relevant committee reports on the discussion to the full Board.
Board of Directors Meetings
During fiscal year 2024, our Board met eight (8) times, including meetings held via video-conference, and acted five (5) times by unanimous written consent. All directors attended at least 75% of their scheduled Board and committee meetings during their tenure in 2024.
Committees of the Board of Directors
Our Board has five standing committees: Audit, Compensation, Nominating and Corporate Governance, Risk and Investment committees, as described below. Each committee operates pursuant to a charter adopted by our Board. The charter for each of the committees can be found on our website at www.investors.skywardinsurance.com.
Our Board may establish other committees from time to time to assist the Board. The Nominating and Corporate Governance Committee annually evaluates committee members, and rotates members as deemed necessary. All committees meet at least quarterly each year and hold informal discussions from time to time as needed.
Pursuant to the Nasdaq Listing Standards, as of the date of this Proxy Statement, all committees are composed solely of independent directors. Further, the composition and functioning of all of our committees comply with all applicable requirements of the Sarbanes-Oxley Act, Nasdaq, and SEC rules and regulations.
Audit Committee
During fiscal year 2024, our Audit Committee met eleven (11) times, including meetings held via video-conference, and acted four (4) times by unanimous written consent. The members of our Audit Committee are Robert Creager (Chair), Marcia Dall, Michael Morrissey and Katharine Terry. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our Board has determined that Robert Creager, Marcia Dall and Michael Morrissey are audit committee financial experts as defined under the applicable rules of the SEC and have the requisite financial sophistication as defined under the applicable rules and regulations of Nasdaq.

Our Audit Committee is composed exclusively of independent directors who satisfy the standards of independence established for independent directors under the Nasdaq rules and the additional independence standards applicable to audit committee members established pursuant to Rule 10A-3 under the Exchange Act, as determined by our Board. Our Board has determined that each of Robert Creager, Marcia Dall, Michael Morrissey and Katharine Terry are independent under the heightened audit committee independence standards of the SEC and Nasdaq. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and the applicable Nasdaq rules.
Our Audit Committee oversees our corporate accounting and financial reporting process. Among other matters, the Audit Committee:
•monitors the performance of the Company’s internal audit function and system of internal controls;
•monitors the Company’s compliance with legal and regulatory requirements as well as the Company’s Code of Business Conduct and compliance policies;
•appoints our independent registered public accounting firm;
•evaluates the independent registered public accounting firm's qualifications, independence and performance;
•determines the engagement of the independent registered public accounting firm;
•reviews and approves the scope of the annual audit and the audit fee;
•discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;
•approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;
•monitors the rotation of partners of the independent registered public accounting firm on our engagement team in accordance with requirements established by the SEC;
•reviews our financial statements and our management's discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;
•reviews our critical accounting policies and estimates;
•reviews and evaluates, at least annually, the performance of the Audit Committee and its members, including compliance by the Audit Committee with its charter; and
•reviews, at least annually, the Audit Committee Charter.
Compensation Committee
During fiscal year 2024, our Compensation Committee met six (6) times, including meetings held via video-conference. The members of our Compensation Committee are Marcia Dall (Chair), Gena Ashe and James Hays, each of whom has been classified as "independent" by our Board, as that term is defined in SEC and Nasdaq rules, meets the heightened independence requirements for compensation committee purposes under Section 10C of the Exchange Act and related SEC and Nasdaq rules, and are considered a "non-employee director" under Rule 16b-3 under the Exchange Act.
Our Compensation Committee reviews and recommends policies relating to the compensation and benefits of our officers and employees. Among other matters, the Compensation Committee:
•reviews, modifies and approves (or, if it deems appropriate, makes recommendations to our Board regarding) corporate goals and objectives relevant to compensation of our CEO and other executive officers;
•evaluates the performance of these officers in light of those goals and objectives and determines and approves (or, if it deems appropriate, recommends to our Board for determination and approval) the compensation of these officers based on such evaluations;
•reviews, and for our executive officers approves, (or, if it deems appropriate, recommends to our Board for determination and approval) the issuance of awards under our stock plans;

•reviews and evaluates, at least annually, the performance of the Compensation Committee and its members, including compliance by the Compensation Committee with its charter;
•reviews, assesses, and recommends to the Board appropriate compensation for non-employee directors;
•oversees the production of and approves the report on executive compensation to be included in the Company’s Proxy Statement for the annual meeting of shareholders;
•reviews and evaluates the succession planning for the CEO and executive officers; and
•reviews, at least annually, the Compensation Committee charter.
Nominating and Corporate Governance Committee
During fiscal year 2024, our Nominating and Corporate Governance Committee met five (5) times, including meetings held via video-conference. The members of our Nominating and Corporate Governance Committee are Gena Ashe (Chair), Robert Creager, Anthony J. Kuczinski and Katharine Terry, each of whom has been classified as "independent" by our Board as that term is defined in the SEC and Nasdaq rules.
Our Nominating and Corporate Governance Committee reviews and recommends to the Board best practices related to corporate governance principles. Among other matters, the Nominating and Corporate Governance Committee:
•identifies candidates qualified to become directors, consistent with criteria approved by our Board;
•recommends to our Board nominees for election as directors at the next annual meeting of shareholders or a special meeting of shareholders at which directors are to be elected, as well as to recommend directors to serve on committees of the Board;
•recommends Board candidates to our Board to fill vacancies and newly created directorships on the Board;
•identifies best practices and recommends corporate governance principles, including giving proper attention and making effective responses to shareholder concerns regarding corporate governance;
•develops and recommends to our Board guidelines setting forth corporate governance principles;
•oversees the annual self-evaluation process of our Board;
•reviews and evaluates, at least annually, the performance of the Nominating and Corporate Governance Committee and its members, including compliance by the Nominating and Corporate Governance Committee with its charter; and
•reviews, at least annually, the Company's Corporate Governance Guidelines and the Nominating and Corporate Governance Committee charter.
Investment Committee
During fiscal year 2024, our Investment Committee met five (5) times, including meetings held via video-conference. The members of our Investment Committee are Michael Morrissey (Chair), James Hays and Anthony J. Kuczinski, each of whom has been classified as "independent" by our Board as that term is defined in the SEC and Nasdaq rules.
Our Investment Committee oversees the Company’s long-term strategic investment plan in conjunction with recommendations from senior management, and performs other duties and responsibilities as designated by the Board. Among other matters, the Investment Committee:
•reviews and assesses, at least quarterly, adherence to the Company's Investment Policy;
•reviews and assesses the Company’s investment strategy relative to the Investment Policy;
•reviews and assesses, at least quarterly, the Company's investment activities and performance;
•approves the selection of external investment managers, consultants and custodians based on the recommendations from senior management;

•reviews and evaluates, at least annually, the performance of the Investment Committee and its members, including compliance by the Investment Committee with its charter; and
•reviews, at least annually, the Investment Committee charter.
Risk Committee
During fiscal year 2024, our Risk Committee met four (4) times, including meetings held via video-conference. The members of our Risk Committee are Anthony J. Kuczinski (Chair), Gena Ashe, Michael Morrissey and Katharine Terry, each of whom has been classified as "independent" by our Board as that term is defined in the SEC and Nasdaq rules.
Our Risk Committee oversees the Company’s risk management as designated by the Board. Among other matters, the Risk Committee:
•oversees the Company Enterprise Risk Management program, including compliance of applicable laws, regulations, and internal policies;
•reviews and assesses the Company’s directors' and officers' (D&O) insurance coverage;
•reviews and assesses the business continuity and disaster recovery plans;
•reviews and assesses the Company’s cybersecurity risk management program;
•reviews and evaluates, at least annually, the performance of the Risk Committee and its members, including compliance by the Risk Committee with its charter; and
•reviews, at least annually, the Risk Committee charter.
Director Nomination Process
The Nominating and Corporate Governance Committee uses the following procedures to identify and evaluate any individual recommended or offered for nomination to the Board. In its evaluation of director candidates, including the members of the Board eligible for re-election, the Nominating and Corporate Governance Committee considers the following:
•individual qualifications, including relevant career experience, strength of character, maturity of judgment, familiarity with the Company's business and industry; and
•all other factors it considers appropriate, which may include diversity of background, existing commitments to other businesses, potential conflicts of interest, legal considerations, corporate governance background, financial and accounting background, executive compensation background and the size, composition and combined expertise of the existing Board.
The Board, with the assistance of the Nominating and Corporate Governance Committee, monitors the mix of specific experiences, qualifications and skills of its directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company's business and structure. Although there is no specific policy regarding diversity in identifying director nominees, both the Nominating and Corporate Governance Committee and the Board seek the talents and backgrounds that would be most helpful to us in selecting director nominees. In particular, the Nominating and Corporate Governance Committee, when recommending director candidates to the full Board of Directors for nomination, may consider whether a director candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience. The Company has never received a proposal from a shareholder to nominate a director. Although the Nominating and Corporate Governance Committee has not adopted a formal policy with respect to shareholder nominees, the Nominating and Corporate Governance Committee expects that the evaluation process for a shareholder nominee would be similar to the process outlined above.
Shareholder Recommendations for Nominations to the Board
A shareholder that wishes to recommend a candidate for consideration by the Nominating and Corporate Governance Committee as a potential candidate for director must direct the recommendation in writing to Skyward Specialty Insurance Group, Inc., 800 Gessner Road, Suite 600, Houston, TX 77024, Attention: Corporate Secretary, and must include the candidate's name, home and business contact information, detailed biographical data, relevant qualifications, class and number of shares of our capital stock that are held by the nominee, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between us and the candidate and evidence of the recommending shareholder's ownership of our stock. Such recommendation must also include a statement from the recommending shareholder in support of the candidate, particularly within the context of the criteria for board membership, including issues of character, integrity, judgment, and diversity of experience, independence, areas of expertise, corporate experience, potential conflicts of interest, other commitments and the like and personal references. Our Board will consider the recommendation but will not be obligated to take any further action with respect to the recommendation.
Director Attendance at Annual Meetings
Pursuant to our Corporate Governance Guidelines, directors are expected to attend our Annual Meeting of Shareholders whenever possible. Our 2024 Annual Meeting was attended by all our current directors.
Our Corporate Governance Guidelines can be found on our website at www.investors.skywardinsurance.com.
Communications with our Board of Directors
Shareholders seeking to communicate with our Board should submit their written comments to our corporate secretary, Skyward Specialty Insurance Group, Inc., 800 Gessner Road, Suite 600, Houston, TX 77024. The corporate secretary will forward such communications to each member of our Board; provided that, if in the opinion of our corporate secretary it would be inappropriate to send a particular shareholder communication to a specific director, such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion).
Code of Business Conduct
Our Board has adopted a Code of Business Conduct (the "Code") to promote integrity in the workplace, marketplace, and in our communities. The Code applies to all Skyward Specialty's directors, officers and employees, including the CEO, the Chief Financial Officer ("CFO"), and principal accounting officer or controller, or persons performing similar functions. The full Board reviews and reassesses our Code annually for adequacy, which is the framework for our culture, including how employees must conduct themselves at work and in the community. The Code is available for review on our website at www.investors.skywardinsurance.com. Any amendment to the Code, as well as any waiver that is required to be disclosed under applicable SEC rules or Nasdaq listing standards, will be posted on the Company’s website or reported on Form 8-K within four business days of such amendment or waiver. There were no waivers from any provision of the Code in 2024 that required disclosure.
Insider Trading Policy
The Company has a securities trading policy (the “Policy”) governing the purchase, sale and other dispositions of the Company’s securities that applies to all Company personnel, including directors, officers, employees, and other covered persons and has implemented processes for the Company that it believes is reasonably designed to promote compliance with insider trading laws, rules and regulations, and any listing standards applicable us. The Policy sets out, among other things: (1) the basic obligations of directors, officers, employees and certain other parties having knowledge of material non- public information (“MNPI”) concerning us; (2) additional obligations of directors and officers subject to reporting under Section 16 of the Securities Exchange Act, as amended, and other designated personnel when trading our securities; (3) rules relating to special transactions such as hedging, margin accounts and pledged securities; and (4) rules relating to trading windows and Rule 10b5-1 Plans (as defined in the Securities Trading Policy). The full text of our Policy was filed as Exhibit 19.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

PROPOSAL NO. 1:
ELECTION OF CLASS III DIRECTORS
Under our governing documents, our Board has the power to set the number of directors from time to time by resolution. We currently have eight authorized directors serving on our Board, of which seven directors are "independent" as defined under the Nasdaq listing standards. In accordance with our certificate of incorporation, our Board is divided into three classes with staggered three-year terms. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our Board may have the effect of delaying or preventing changes in control of our Company.
At the Annual Meeting, two Class III directors will be elected for three-year terms. Based upon the recommendation of our Nominating and Corporate Governance Committee, our Board has nominated the director nominees set forth below to stand for election by our shareholders, in each case for a three-year term expiring at our 2028 annual meeting of shareholders or until his or her successor is duly elected and qualified.
Nominees for Director
Our Nominating and Corporate Governance Committee has recommended, and our Board has approved, Marcia Dall and Anthony J. Kuczinski as nominees for election as Class III directors at the Annual Meeting.
If elected, Ms. Dall and Mr. Kuczinski will serve as Class III directors until the 2028 annual meeting of shareholders or until their successors are duly elected and qualified. For information concerning the nominees, please see the section titled "Board of Directors and Corporate Governance —  Nominees for Director."
If you are a shareholder of record and you vote but do not give instructions with respect to the voting of directors, your shares will be voted FOR the election of Ms. Dall and Mr. Kuczinski. We expect that Ms. Dall and Mr. Kuczinski will accept such nomination; however, in the event that a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our Board to fill such vacancy. If you are a beneficial owner of shares of our Common Stock and you do not give voting instructions to your broker, bank or other nominee, then your broker, bank or other nominee will leave your shares unvoted on this matter.
Vote Required; Recommendation of the Board of Directors
The election of the Class III directors requires a plurality of the votes cast by the shares of our Common Stock entitled to vote thereon to be approved. Abstentions and broker non-votes will have no effect on this proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE DIRECTORS NOMINATED BY OUR BOARD OF DIRECTORS AND NAMED IN THIS PROXY STATEMENT AS
CLASS III DIRECTORS TO SERVE FOR THREE-YEAR TERMS.
***

PROPOSAL NO. 2:
SAY-ON-PAY VOTE
APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF
THE COMPANY’S NAMED EXECUTIVE OFFICERS
Why are you being asked to vote? We are required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act to give shareholders the right to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers. This is commonly referred to as a “Say-on-Pay” proposal. In Proposal 3, shareholders will also be able to cast their advisory vote on the frequency of future Say-on-Pay voting.
Purpose of the Say-on-Pay proposal. This vote is not focused on any particular item of compensation, but rather is intended to address the overall compensation of our Named Executive Officers, as well as the practices, programs and policies we have in place to implement and govern executive compensation, as described in the “Compensation Discussion and Analysis” section of this Proxy Statement and the related compensation tables and narratives. Some of the primary objectives of our executive compensation programs are to attract and retain highly qualified individuals, motivate their performance to support and achieve our key financial and operational goals, and align our employees’ long-term interests with those of our shareholders. We believe our compensation programs appropriately tie compensation opportunities to our Company’s performance. In addition, we believe our named executive officer compensation program is structured appropriately to support our company and business objectives, as well as to support our culture.
Impact of your vote. This Say-On-Pay vote is advisory, and therefore not binding on our Compensation Committee or Board of Directors. However, our Board and our Compensation Committee value the opinions of our shareholders and will carefully review and consider the voting results when evaluating our executive compensation programs.
Vote Required; Recommendation of the Board of Directors
The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote on the matter at the Annual Meeting is required for approval of this proposal. Abstentions will have the effect of a vote “against” this proposal. Broker non-votes will have no effect on the outcome of the vote.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.
***

PROPOSAL NO. 3:
APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE FREQUENCY OF FUTURE ADVISORY VOTES
ON NAMED EXECUTIVE OFFICERS' COMPENSATION
Why are you being asked to vote? We are required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act to give shareholders the right to cast an advisory vote on how frequently the Company should hold future advisory votes to approve the compensation of our Named Executive Officers. The advisory vote to approve executive compensation, referred to as a “Say-on-Pay” vote, is the subject matter of Proposal 2 above, and this advisory vote regarding the frequency of the Say-on-Pay vote is commonly referred to as a “Say-on-Frequency” vote.
Purpose of the Say-on-Frequency proposal. Shareholders may indicate whether they prefer to have future Say-on-Pay votes every one year, every two years, or every three years, or abstain from voting on this proposal.
The Board recommends that our shareholders select a frequency of every one year, or an annual vote. Shareholders may select their own choice regarding the frequency of future advisory votes to approve the compensation of our Named Executive Officers as described, but the Board views an annual Say-on-Pay vote as an appropriate mechanism for shareholders to share their views most regularly on the executive compensation program and supports an ongoing dialogue about our pay practices. We are required by SEC rules to submit a non-binding advisory vote on this topic to shareholders once every six years.
Impact of your vote. This shareholder Say-on-Frequency vote is advisory, which means it will not be binding on our Compensation Committee or our Board of Directors. However, if a choice other than one year receives the most votes, the Compensation Committee and the Board will consider the voting results when making future decisions regarding how frequently it should offer shareholders the advisory Say-on-Pay vote.
Vote Required; Recommendation of the Board of Directors
The frequency (“1 Year”, “2 Years”, “3 Years”) that receives the vote of the holders of a majority of the voting power of the shares present in person or by proxy and entitled to vote on the matter at the Annual Meeting will be deemed to be the frequency preferred by our shareholders. In the event that no option receives a majority of the votes, we will consider the option that receives the most votes cast to be the frequency preferred by our shareholders. Abstentions will have the effect of a vote “against” each of the proposed voting frequencies. Broker non-votes will have no effect on the outcome of the vote.
THE BOARD UNANIMOUSLY RECOMMENDS “EVERY ONE YEAR” FOR THE FREQUENCY OF OUR SAY-ON-PAY VOTE (“SAY-ON-FREQUENCY”), ON A NON-BINDING ADVISORY BASIS, OF THE FREQUENCY OF
FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICERS' COMPENSATION
***

PROPOSAL NO. 4:
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Ernst & Young LLP ("EY") as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2025, and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. EY has served as the Company's auditor since 2021. Representatives of EY are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.
Shareholder ratification of the selection of EY as the Company's independent registered public accounting firm is not required by Delaware law, the Company's amended and restated certificate of incorporation, or the Company's amended and restated bylaws. However, the Audit Committee is submitting the selection of EY to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.
Independent Registered Public Accountants' Fees
The following table is a summary of fees billed to the Company by EY for professional services rendered for the fiscal years ended December 31, 2024 and 2023.

	2024	2023
Audit Fees(1)	$3,396,500	$1,980,000
Audit Related Fees(2)	100,000	210,000
Tax Fees	—	—
All Other Fees	—	—
Total	$3,496,500	$2,190,000
(1)Audit fees consist of fees for professional services rendered for the audit of our annual financial statements included in our Form 10-K filing, including the integrated audit of internal control over financial reporting, and review of financial statements included in our quarterly Form 10-Q filings.
(2)Audit related fees consist of $100,000 and $210,000 in fees related to our follow-on public offerings of our Common Stock that occurred in May 2024, and June and November of 2023, respectively.
Pre-Approval Policies and Procedures
Our Audit Committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the Audit Committee, and all such services were pre-approved in accordance with this policy during the fiscal years ended December 31, 2024, 2023 and 2022. These services may include audit services, audit-related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

Vote Required; Recommendation of the Board of Directors
The affirmative vote from a majority in voting power of the shares present in person or represented by proxy at the meeting and entitled to vote will be required to ratify the selection of EY. Abstentions will have the same effect as a vote "against" this proposal. The approval of Proposal 4 is considered a routine proposal on which a broker or other nominee has discretionary authority to vote. Accordingly, no broker non-votes will likely result from this proposal. Broker non-votes, if any, will have no effect on the outcome of the vote.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE FISCAL YEAR ENDING DECEMBER 31, 2025.
***

Skyward Specialty's Incorporated Audit Committee Report
The following is the report of the Company’s Audit Committee (the "Committee"), which consisted of four directors in 2024, each of whom has been determined by the Board of Directors (the "Board") to meet the current standards of the Securities Exchange Commission ("SEC") and the Nasdaq exchange to be considered an “independent director.” The Board has also determined that Robert Creager, Marcia Dall, and Michael Morrissey are “audit committee financial experts” as defined by the SEC.
The Committee oversees the Company's financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2024, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives. In addition, the Committee reviewed and discussed with management internal audit reports including changes in internal control over financial reporting and related party transactions.
The Committee is responsible for the appointment, compensation and oversight of Ernst & Young (“EY”), the external independent auditor. EY is responsible for performing an audit of the Company’s financial statements in accordance with generally accepted auditing standards. The Committee reviews with EY the matters required to be discussed with the Audit Committee by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Committee has discussed with EY its independence from management and the Company, compatibility of non-audit services with independence, and has received from EY the independence letter required by the applicable requirements of the PCAOB.
The Committee met with EY prior to the issuance of financial statements to discuss the overall scope of its services, the results of its integrated audit and reviews, including critical audit matters, management’s judgments and accounting estimates, unusual transactions, the Company's internal controls over financial reporting, the quality of the Company's financial reporting and other matters considered significant and relevant. EY also periodically updates the Committee about new accounting and reporting developments and their impact on the Company's reporting. The Committee also met with EY in executive session without management present. The Committee is not employed by the Company, nor does it provide any expert assurance or professional certification regarding the Company's financial statements.
The Committee relies, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and the Company's independent registered public accounting firm. In reliance on the reviews and discussions referred to above, the Committee has recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2024.
The Committee reviews the performance and independence of EY, including audit quality, expertise, fees and familiarity with our business, in connection the Committee’s determination whether to retain EY as our independent auditor. The Committee and Board have recommended, for shareholder ratification, the appointment of EY as the Company’s independent registered public accounting firm for 2025.
This report of the Audit Committee is not "soliciting material," shall not be deemed "filed" with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.
Members of the Audit Committee
Robert Creager (Chair)
Marcia Dall
Michael Morrissey
Katharine Terry

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of the Record Date (except as otherwise indicated below) regarding the beneficial ownership of our Common Stock, by the only persons known by the Company to beneficially own more than five percent (5%) of the Common Stock, each director and director nominee of the Company, each NEO (as defined in “Compensation Discussion & Analysis” herein), and the Company’s directors and executive officers as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all of the shares of Common Stock shown as beneficially owned by them. The percentage of beneficial ownership is calculated based on 40,330,643 shares of Common Stock outstanding as of the Record Date.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o 800 Gessner Road, Suite 600, Houston, Texas 77024.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage (%)
5% and Greater Shareholders:
BlackRock, Inc.(1)	2,830,571	7%
James Hays(2)	2,675,559	6.63%
Vanguard Group, Inc.(3)	2,258,663	5.60%
Capital International Investors(4)	2,212,423	5.49%

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage (%)
Named Executive Officers and Directors:
Andrew Robinson(5)	104,840	*
Gena Ashe(6)	3,513	*
John Burkhart(7)	21,750	*
Robert Creager(8)	53,033	*
Marcia Dall(9)	8,433	*
Mark Haushill(10)	186,972	*
James Hays(2)	2,675,559	6.63%
Kirby Hill(11)	16,498	*
Sandip Kapadia(12)	15,347	*
Anthony J. Kuczinski(13)	7,180	*
Michael Morrissey(14)	3,519	*
Katharine Terry(15)	6,780	*
All executive officers and directors as a group (17 persons)(16)	3,171,437	7.86%
*Less than 1%
(1)Based on a 13G filed by BlackRock, Inc. with the SEC on November 8, 2024. The address for BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.
(2)Consists of: (i) 27,618 shares of Common Stock held directly; (ii) 2,779 RSUs that will fully vest on May 9, 2025; (iii) 1,975,851 shares of Common Stock held by Jwayne LLC; and (iv) 669,311 shares of Common Stock held by Marquis Lafayette LLC. Mr. Hays serves as the controlling member for Jwayne LLC and Marquis Lafayette LLC.
(3)Based on a 13G/A filed by The Vanguard Group with the SEC on November 12, 2024. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(4)Based on a 13G filed by Capital International Investors with the SEC on November 13, 2024. The address for Capital International Investors is 333 South Hope Street, 55th Fl, Los Angeles, CA 90071.
(5)Consists of 82,044 shares of Common Stock held directly and 22,796 PSUs (listed at target level attainment) that vested on December 31, 2024 but have not settled due to the benchmark comparison data not being publicly released as of the Record Date. We anticipate settlement occurring in May 2025.
(6)Consists of 734 shares of Common Stock held directly and 2,779 RSUs that will fully vest on May 9, 2025.
(7)Consists of 21,750 of Common Stock held directly.
(8)Consists of 50,254 shares of Common Stock held directly and 2,779 RSUs that will fully vest on May 9, 2025.
(9)Consists of 5,654 shares of Common Stock held directly and 2,779 RSUs that will fully vest on May 9, 2025.
(10)Consists of 181,273 shares of Common Stock held directly and 5,699 PSUs (listed at target level attainment) that vested on December 31, 2024 but have not settled due to the benchmark comparison data not being publicly released as of the Record Date. We anticipate settlement occurring in May 2025.
(11)Consists of 16,498 shares of Common Stock held directly.
(12)Consists of 15,347 shares of Common Stock held directly.
(13)Consists of: (i) 4,124 shares of Common Stock held directly by Mr. Kuczinski, (ii) 277 shares of Common Stock held jointly with Mr. Kuczinski’s spouse, and (iii) 2,779 RSUs that will fully vest on May 9, 2025.
(14)Consists of 740 shares of Common Stock held directly and 2,779 RSUs that will fully vest on May 9, 2025.
(15)Consists of 4,001 shares of Common Stock held directly and 2,779 RSUs that will fully vest on May 9, 2025.
(16)Consists of 3,123,212 shares of Common Stock held directly, 19,453 RSUs that will fully vest on May 9, 2025, 28,495 PSUs (reflected at target level attainment) that are expected to settle in May 2025, and 277 shares of Common Stock held jointly with spouse.

EXECUTIVE OFFICERS
Our Executive Officers
The following table sets forth information regarding our executive officers as of the Record Date:

Name	Age	Position
Andrew Robinson	59	Chief Executive Officer and Chairman of the Board
Mark Haushill	63	Chief Financial Officer and Executive Vice President
John Burkhart	56	Executive Vice President and President, Specialty Lines & Industry Solutions
Kirby Hill	60	Executive Vice President and President, Captives, Programs, and Alternative Risk
Sandip Kapadia	44	Executive Vice President, Chief Actuary and Analytics Officer
Sean Duffy	58	Executive Vice President and Chief Claims Officer
Daniel Bodnar	58	Chief Information and Technology Officer
Thomas Schmitt	65	Chief People and Administrative Officer
Leslie Shaunty	56	General Counsel and Secretary
S. Shakoor Khan	46	Senior Vice President, Corporate Development & Strategy
Andrew Robinson. Please see the biographical information provided above in the section entitled "Board of Directors and Corporate Governance."
Mark Haushill has served as our Chief Financial Officer and Executive Vice President since November 2015. Since November 2015, Mr. Haushill has served as a Director for each of our insurance subsidiaries, including HSIC, IIC, GMIC, and OSIC, and served as President of each since August 2020. Prior to joining Skyward Specialty, Mr. Haushill was Vice President, Chief Financial Officer and Treasurer at American Safety Holdings, Ltd., a public insurance company, from September 2009 to December 2015. From December 2000 to September 2009, Mr. Haushill was Vice President, Chief Financial Officer and Treasurer at Argo Group, Ltd., a publicly-traded insurance company.
Mr. Haushill holds a Bachelor of Business Administration degree in Accounting from Baylor University. With his more than 25 years of experience in the insurance industry, Mr. Haushill brings a wealth of knowledge of best processes and practices to the Company's accounting and treasury functions.
John Burkhart has served as our Executive Vice President and President, Specialty Lines & Industry Solutions since January 2021. Prior to joining Skyward Specialty, Mr. Burkhart was Senior Vice President, Head of Professional Lines and Industry Verticals at QBE Insurance Group Limited, a public insurance company, from November 2013 to September 2020. Prior to that Mr. Burkhart held several roles, including Vice President — Specialty Lines, during his tenure at Chubb Limited, a publicly-traded insurance company, from June 1992 to October 2013.
Mr. Burkhart holds a Bachelor of Science degree in Finance from Western Michigan University. Mr. Burkhart has almost 30 years of experience in specialty lines insurance, including management and professional liability, healthcare, financial institutions and transactional liability.
Kirby Hill has served as our Executive Vice President and President, Captives, Programs, and Alternative Risk since July 2024, and prior to that, in a variety of roles leading different aspects of our underwriting operations since December 2010. Prior to joining Skyward Specialty, Mr. Hill was the Chief Executive Officer and Co-Founder of Norwich Holding Co., LLC, a company specializing in the development, implementation and administration of commercial specialty insurance products and programs, and prior to that in various multiline underwriting positions at PMA Insurance Corporation and American International Group, Inc. (AIG). Mr. Hill holds a Bachelor of Economics from Villanova University. Mr. Hill has more than 30 years of experience in all facets of the insurance business, including agency, captive and underwriting operations.

Sandip Kapadia has served as our Executive Vice President, Chief Actuary and Analytics Officer since November 2021. From April 2020 to November 2021, Mr. Kapadia served as our Senior Vice President, Head of Data Analytics and Underwriting Strategy. Since August 2021, Mr. Kapadia has also served as Director of our subsidiaries HSIC, IIC, GMIC, and OSIC. Prior to joining Skyward Specialty, Mr. Kapadia was Vice President at Crum & Forster, an insurance company, from September 2015 to April 2020. Mr. Kapadia has also held various analytical roles in the insurance industry at Partner Re, Everest Re, and Aon Re.
Mr. Kapadia holds a Bachelor of Science from Pennsylvania State University. Mr. Kapadia is a Fellow of the Casualty Actuarial Society, a member of the American Academy of Actuaries, and a Designated Mentor to the Columbia University Actuarial Science graduate program. Mr. Kapadia brings with him over 20 years of industry experience across multiple actuarial, insurance, reinsurance, and modeling roles.
Sean Duffy has served as our Executive Vice President and Chief Claims Officer since January 2019. Since March 2019, Mr. Duffy has also served as Director of our subsidiaries HSIC, IIC, GMIC, and OSIC. Prior to joining Skyward Specialty, Mr. Duffy was Senior Vice President, Chief Claims Officer at OneBeacon Insurance, a specialty insurance provider, from April 2010 to March 2018. In addition, Mr. Duffy previously held senior claims roles at insurers Great American Insurance and Travelers.
Mr. Duffy holds a Juris Doctorate from Hamline University and a Bachelor of Arts from Carleton College. Mr. Duffy has approximately 30 years of experience in the insurance industry.
Daniel Bodnar has served as our Chief Information and Technology Officer and Senior Vice President since August 2017. Since March 2021, Mr. Bodnar has also served as Director of our subsidiaries HSIC, IIC, GMIC, and OSIC. Prior to joining Skyward Specialty, Mr. Bodnar was a Property and Casualty IT Consultant at insureCIO, an information technology services company servicing the property and casualty insurance industry, from March 2015 to August 2017. Prior to that, Mr. Bodnar was at Argo Insurance Group and HCC Insurance Holdings successfully building specialty insurance technology teams and platforms.
Mr. Bodnar holds a Bachelor of Computer Science from Trinity University. Mr. Bodnar has more than 25+ years of experience working in the insurance technology industry.
Thomas Schmitt has served as our Chief People and Administrative Officer since September 2020. Prior to joining Skyward Specialty, Mr. Schmitt served as Chief Human Resources Officer and Senior Vice President at James River Insurance Group, an insurance company, from January 2019 to July 2019. Mr. Schmitt was an Independent Management Consultant from January 2018 to December 2019 and from June 2020 to September 2020. From February 2003 to December 2017, Mr. Schmitt was in positions of increasing authority at OneBeacon Insurance, an insurance company, most recently serving as Senior Vice President and Chief Human Resources Officer. Mr. Schmitt was instrumental in building high-performing human resources functions and assisting in the transformation of the company in times of growth and expansion.
Mr. Schmitt holds a Bachelor of Science from Boston College and an MBA from Babson College. Mr. Schmitt has more than 30 years of experience in a variety of human resources and administrative management roles in the insurance, technology, and banking industries.
Leslie Shaunty has served as our General Counsel and Secretary since January 2021. Prior to that, Ms. Shaunty was the Company's Vice President of Legal & Compliance from July 2013 to December 2019 and Chief Legal Officer from June 2020 to January 2021. Since June 2020, Ms. Shaunty has served as a Director and the Secretary of each of our subsidiaries, including HSIC, IIC, GMIC, and OSIC. From February 2019 to June 2020, Ms. Shaunty operated the Shaunty Law Firm, providing clients, including Skyward Specialty, with corporate legal services.
Ms. Shaunty holds a Juris Doctorate from the University of Virginia and a Bachelor of Arts from the University of Texas. Ms. Shaunty has more than 30 years of legal experience in a variety of industries, including retail and manufacturing, in addition to more than 15 years of insurance industry experience.

S. Shakoor Khan has served as our Senior Vice President, Corporate Development & Strategy since September 2023. Prior to joining Skyward Specialty, Mr. Khan served as Vice President, Corporate Development & Strategy at The Hanover Insurance Group from December 2022 to September 2023. From May 2016 to December 2022, Mr. Khan served as the Head of Corporate Development at Plymouth Rock Assurance and CFO of Plymouth Rock Home Assurance. From June 2008 to May 2016, Mr. Khan served as Assistant Vice President, Corporate Development & Strategy at The Hanover Insurance Group.
Mr. Khan holds a Bachelor of Science and Master of Business Administration from Boston College. Mr. Khan has more than 20 years of professional experience with nearly 17 years of experience in the P&C insurance sector.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) describes our compensation strategy, philosophy, policies and practices underlying our executive compensation program for 2024. It also provides information regarding the manner and context in which compensation was earned by and awarded to our 2024 named executive officers ("NEOs") listed below.
•Andrew Robinson, Chairman and Chief Executive Officer
•Mark Haushill, Chief Financial Officer and Executive Vice President
•John Burkhart, President, Specialty Lines & Industry Solutions
•Kirby Hill, President, Captives, Programs, and Alternative Risk
•Sandip Kapadia, Executive Vice President, Chief Actuary and Analytics Officer

EXECUTIVE SUMMARY
Company Overview and Summary of 2024 Financial Results
Skyward Specialty is a fast-growing specialty insurance company, with $1.7+ billion in gross written premiums, delivering commercial property and casualty products and solutions on a non-admitted and admitted basis, predominantly in the United States. Our customers typically require highly specialized, customized underwriting solutions and claims capabilities. As such, we develop and deliver tailored insurance products and services to address each of the niche markets we serve. We seek to lead in our chosen niches and establish sustainable competitive positions in these markets. We refer to this strategy as “Rule Our Niche.”
Below are highlights of our fiscal year 2024 performance:
•Gross Written Premiums grew by 19.4% to $1.743 million
•Net Income grew by 38.2% to $118.8 million
•Achieved an Adjusted Combined Ratio of 91.2%
•Achieved Return on Equity of 16.3% compared to 15.9% for 2023
•A.M. Best rating upgraded to "A" (Excellent) with stable outlook
•Launched five new business lines

Profitable Growth and Strong Momentum Created Meaningful Shareholder Value
Since our IPO in January of 2023, our continuous excellent execution of our Rule Our Niche strategy has resulted in top quartile performance, resulting in demonstrated strong growth and returns for our shareholders, as noted in the charts below.
We believe our well-structured executive compensation programs appropriately balance and incentivize growth in gross written premiums, strong underwriting results (as measured by Combined Ratio), upper quartile Return on Equity, and growth in book value per share, resulting in alignment between our executives and our shareholders.
Say-on-Pay Voting. This year, shareholders are being asked for the first time to cast a non-binding advisory vote to approve the compensation of our NEOs (“Say-on-Pay”), and also are being asked to cast a non-binding advisory vote on the frequency of conducting future advisory Say-on-Pay proposals. Moving forward, as part of the annual review of the executive compensation program, the Compensation Committee of our Board of Directors (the “Compensation Committee” or “Committee”) will consider the outcome of the Say-on-Pay votes.

EXECUTIVE COMPENSATION PHILOSOPHY AND STRATEGY
Our executive compensation program philosophy seeks to promote long-term shareholder value creation and support the Company’s long-term strategy. In order to execute and support our goals, we design programs with the following objectives in mind:
•Attract, retain and motivate highly skilled executives;
•Provide market-competitive compensation;
•Emphasize performance-based compensation, with variable pay constituting a significant portion of total target direct compensation;
•Align our incentive programs with the Company’s short and long-term financial and strategic objectives; and
•Consider corporate governance and executive compensation best practices.
At the beginning of each year, we set objectives with key results (“OKRs”) for the Company to guide our actions for the year. These corporate OKRs are then cascaded to our executives and to every department, business unit and employee in the Company. This process ensures that all employees are mindful of our goals for the year and everyone has a part to play in the Company’s success. The OKRs are in addition to, and closely aligned with, the specific performance targets that are set annually for other forms of incentive compensation, such as our annual bonus plan and performance-based equity awards.
Overall, we strive to maintain various elements of compensation, each aligned with the interest of long-term shareholder value creation, while promoting retention and motivation through highly competitive pay programs. The Committee evaluates several factors when making decisions in order to support its compensation philosophy, as further described below. Generally, we align target compensation levels for our executive officers within a reasonable range around the market median, but variations may occur by individual to reflect a variety of considerations.

ROLES AND RESPONSIBILITIES AND PROCESS FOR DETERMINING EXECUTIVE COMPENSATION
Outstanding Performance in 2024 Supported by Compensation Program Design

Majority of Executive Compensation is Delivered in the Form of Variable Compensation
Incentive Plan Metrics Align with Key Business Priorities
Our Short-Term Incentive Plan (“STIP”) incorporates performance goals based on an internal combined ratio ("CR") target along with a growth in gross written premiums (“GWP”) target, which incentivizes profitable growth

Two types of performance-based stock unit (“PSUs”) awards were granted and are eligible to vest based on the level of the Company’s (i) relative growth in book value per share (“GBVPS”), and (ii) internal CR(1).

Incentive Plans Aligned with Company Performance
STIP payout of 140% of target based on 19.4% growth in GWP and an internal CR(1) of 91.6% along with exceptional achievement of our OKRs.

2022-2024 relative growth in tangible book value per share ("GTBVPS") PSU awards completed their three-year performance period and will be eligible to be earned based on their applicable relative ranking to our peers, as further described below. 2022-2024 CR PSUs and Performance Cash Unit (“PCU”) awards completed their three-year performance period and were earned at 116% of target based on the three-year average adjusted internal CR(1) of 91.9%.

(1)    For the purposes of evaluating our performance-based compensation, we adjust the externally reported CR to (i) include the impact of IPO related stock compensation and secondary offering expenses, and (ii) exclude certain non-recurring charges associated with the loss portfolio transfer ("LPT"). See Appendix A - Non-GAAP Reconciliations on page A-1 at the end of this Proxy Statement for further information.
We regularly review our executive compensation program to ensure it is supportive of our compensation philosophy and our business needs. In addition, we continue to assess the ways in which we can provide direct links between pay and the enhancement of shareholder value.
Role of the Compensation Committee. Our Compensation Committee consists of three independent directors and is principally responsible for administering the executive compensation program, including with respect to our NEOs. The Committee considers a number of factors in setting compensation for its executive officers, including an executive’s individual performance, experience and responsibilities, the compensation of executive officers in similar benchmark positions, as provided by Frederic W. Cook & Co., Inc. (“FW Cook”), the Committee's independent compensation consultant, internal equity, the aggregate amount of compensation that may be realized, compensation trends in the market, and Company performance.
In particular, the Committee annually reviews the base salaries, annual cash bonus and equity incentive compensation opportunities of the NEOs. The Committee also evaluates the design of, and risks associated with, the Company’s compensation policies and practices, seeking to provide each NEO competitive compensation without an incentive for excessive risk-taking. The Committee does engage outside advisors to assist in the review of our executive compensation program.
The primary responsibilities of the Committee are set forth in detail on page 12 of this Proxy Statement and in the Compensation Committee Charter, which can be found on our website at www.investors.skywardinsurance.com.
Role of the Chief Executive Officer. Each year our CEO provides an assessment of the performance of each executive officer, other than himself, and makes recommendations to the Committee about the compensation of each executive. Such recommendations are based on various factors as discussed above. Our CEO also provides an assessment of the most recently completed fiscal year. The Committee reviews and considers the CEO’s assessment and executive officer compensation recommendations in totality with other inputs as described herein, when determining our NEOs compensation, except for the CEO's compensation which is determined by the independent directors of the Board.
Role of the Independent Compensation Consultant. The Committee has the sole authority to retain and replace compensation consultants to provide it with independent advice, and the Committee believes that independent advice is essential in developing the Company’s executive compensation programs. The Committee engaged FW Cook during 2024 as its independent consultant to advise on matters related to the Company’s executive compensation program and the compensation for our non-employee directors. FW Cook provides support as instructed by the Committee, including with respect to regulatory developments, marketplace trends and best practices for executive compensation, and competitive pay levels. Our compensation consultant reports directly to the Committee. The Committee assesses our compensation consultant’s independence annually in accordance with SEC and Nasdaq rules, and confirmed that FW Cook’s work did not raise any conflicts of interest and that FW Cook is independent under applicable rules.
Compensation Reference Group. In 2023, based on advice provided by FW Cook, the Committee considered executive compensation data that included data from the following companies, with whom we compete for talent, which provided market context for the Committee’s decisions related to our 2024 executive compensation levels and program design: AMERISAFE, Argo Group Int’l, Employers Holdings, Global Indemnity, James River Group, Kinsale Capital Group, Palomar Holdings, ProAssurance, RLI, Safety Insurance Group, SiriusPoint, Tiptee, Trisura, United Fire Group, and Universal Insurance.
This list includes companies that exhibit similar business characteristics that influence executive pay and help provide context to the market value of the executive job. At the time the comparative analysis was prepared, we were positioned near the median of the compensation reference group data for net written premiums, market capitalization, and earnings before interest and taxes and between the 25th percentile and median for total assets.
The Committee considers the compensation reference group data as one of several reference points to inform its decisions about overall compensation opportunities and specific compensation elements. We also supplement this data with published compensation surveys where appropriate. The Committee does not benchmark specific compensation elements or total compensation to any specific percentile and compensation decisions are made on a case-by-case basis. We believe the use of compensation reference group information enables the Committee to create better alignment between pay and performance and helps attract and retain executive leaders.

COMPONENTS OF OUR EXECUTIVE COMPENSATION PROGRAM
Direct compensation for our NEOs primarily consists of base salary, annual cash incentive bonus opportunities, and long-term incentives.
Base Salary. In February 2024, the Committee reviewed the base salaries of our NEOs (except for Mr. Robinson, whose salary was reviewed and approved in December, 2023 to be effective January, 2024), and determined whether to increase base salaries after taking into account market conditions, performance, and the Company’s compensation philosophy. The Committee determined to increase the base salaries of Messrs. Robinson, Haushill and Burkhart by the amounts reflected in the chart below in order for their base salaries to be reflective of market levels.
No increase to Mr. Hill’s or Mr. Kapadia’s base salary was approved because the Committee determined their base salaries continued to reflect market level. Base salaries are reviewed annually, typically in connection with the annual performance review process, and may be further adjusted from time to time on account of promotion or otherwise deemed appropriate by the Committee. These base salaries for the NEOs generally became effective April 1, 2024 (except Mr. Robinson whose 2024 salary was effective as of January 1, 2024) and for Mr. Burkhart whose base salary was first increased from $425,000 to $450,000 effective, April 1, 2024 and then further increased from $450,000 to $500,000 effective, July 16, 2024. The reason for the two-step increase to Mr. Burkhart’s 2024 base salary was due to the increase in businesses reporting to Mr. Burkhart.

Named Executive Officer and Principal Position	2024 Base Salary ($)	2023 Base Salary ($)	Change (%)
Andrew Robinson, Chief Executive Officer	900,000	800,000	12.5

Mark Haushill, Chief Financial Officer and Executive Vice President	500,000	450,000	11.1

John Burkhart, Executive Vice President and President of Specialty Lines & Industry Solutions	500,000	425,000	17.65

Kirby Hill, Executive Vice President and President , Captives and Programs and Alternative Risk	425,000	425,000	0

Sandip Kapadia, Executive Vice President, Chief Actuary and Analytics Officer	400,000	400,000	0

Annual Cash Incentive. The Committee believes that performance-based cash bonuses are an appropriate component in the overall compensation program, and that such incentive opportunities motivate executives to achieve our short-term financial and operational objectives. Each NEO has a target annual cash bonus opportunity, expressed as a percentage of base salary. The Committee assesses and determines whether to modify the target amounts annually, using the factors that are applied for the determination of executive officer compensation, as described above. After careful review, the Committee determined to increase certain of the NEO bonus targets as a percentage of base salary for 2024, based on several factors, including market conditions, performance, and the Company’s compensation philosophy, so that a greater percentage of our NEOs cash compensation would be performance incentive compensation. With respect to our NEOs, the targets were increased as reflected in the chart below:

Named Executive Officer	2024 Bonus Target (% of Base Salary)	Bonus Target ($)	2023 Bonus Target (% of Base Salary)
Andrew Robinson	125	1,125,000	100

Mark Haushill	60	300,000	40

John Burkhart	60	300,000	50

Kirby Hill	50	212,500	50

Sandip Kapadia	40	160,000	30
In February 2024, the Committee approved the target performance goals that would be used by the Committee as the starting point for determining our NEO annual bonus awards for 2024 ("2024 STIP"). The Committee approved that the primary performance goals that would be used for such purposes would be tied to our level of achievement of our internal CR and growth in GWP. The Committee selected these performance goals for the STIP to correspond to the Company’s primary focus on achieving profitable growth. The Committee set the 2024 operating performance target at a 92.5% internal CR and the growth target at 10% - 15% of GWP. The Committee approved a detailed performance and funding matrix that would be used as the primary factor for the Committee's reference in determining our NEOs actual 2024 STIP awards, as follows:

CR/GWP Growth	< 10%	10% - 20%	>20%
90.5 or better	1.0 – 1.2	1.3 – 1.4	1.5
91.5	.08 – 1.0	1.2 – 1.3	1.4
92.5	0.6 - .08	1.0 – 1.2	1.3
93.5	0.5 - .06	0.8 – 1.0	1.2
94.5	0.25 - .05	0.6 - .08	1.0
95.5	0.25	0.5 - .06	0.8
>96.5	0.25	0.25	0.25
In addition to the Company’s primary focus on profitable growth, the 2024 STIP performance goals also included as performance goals the Company’s level of achievement of its OKRs. The Committee first evaluates the operating performance and growth matrix and the corresponding performance score and may adjust the NEO award amount based upon under-or over-achievement of the OKRs and other factors as determined in the Committee's sole discretion. The 2024 OKRs included attracting, developing and retaining A+ talent; using data and technology for competitive advantage; differentiating on execution; capitalizing on disruption; and fortifying SKWD’s winning position. For 2024, we had exceptional performance with regard to achievement the OKRs by achieving an industry-best voluntary turnover rate; implementing new predictive modeling, an HRIS system and several automation projects; launching five new business lines and achievement of an A.M. Best rating of A, while becoming fully SOX compliant as an SEC accelerated filer.

While these specified performance goals and guidelines are used as a primary and starting point for the Committee's determination of the applicable STIP award for our NEOs, the Committee ultimately determines the applicable STIP award amount in its discretion and after considering other factors, including our overall performance and the NEO's individual performance. The Committee retains discretion to approve STIP awards that are above or below the performance achievement level referenced in the guidelines, including the discretion to award no STIP bonus amount to any NEO for any particular fiscal year.
In February 2025, the Committee determined that our 2024 performance goals had been met at 140% of the targeted level based upon 19.4% growth in GWP and internal CR of 91.6%, along with the exceptional achievement of our OKRs as noted above. The Board approved the CEO’s STIP payment amount, and the Committee determined the STIP payment amounts for our other NEOs after considering the CEO's recommendations for those NEOs other than himself, and after considering our level of achievement of the OKR's and the NEO's individual performance. The approved bonus targets and actual amounts paid to our NEOs for performance in 2024 are set forth in the following table:

Named Executive Officer	Actual Annual Bonus (% of Target)	Actual Annual Bonus ($)
Andrew Robinson	140	1,575,000

Mark Haushill	150	450,000

John Burkhart	150	450,000

Kirby Hill	94	200,000

Sandip Kapadia	141	225,000
The Committee or Board may, from time to time, approve other discretionary or formulaic annual cash awards based on performance, for new hires, promotions or retention, or as otherwise determined appropriate. There were no such payments to NEOs in 2024.
Long-Term Equity Incentives. We believe that equity grants are an integral part of our executive compensation program, as they provide a strong link to long-term performance, create retention incentives and a culture of ownership, and also align the interests of executive officers with those of our shareholders. Our general practice is to award annual grants as part of the regular program in February of each year. The size and value of annual equity awards are based on considerations included in the process for determining executive compensation, as described in more detail above. We may also grant equity awards at other times of the year in the Committee’s discretion, for example at the time of hire, promotion, or for other special circumstances. No such additional awards were granted to our NEOs during 2024.
For 2024, our Committee determined to grant the NEOs equity awards consisting of a mix of approximately 67% PSUs, where equal amounts are eligible to vest based on our level of GBVPS and internal CR attainment over the applicable three-year performance periods, and 33% time-based vesting RSUs.
2024 RSUs. The RSUs granted to our NEOs in 2024 are eligible to vest on January 1, 2027, subject to continued employment (except in the case of certain qualified terminations of employment, pursuant to the terms and conditions of the individual award agreements, as further described below under “Potential Payments Upon Termination or Change in Control”). We grant time-based RSUs to support retention and align interests of executives with shareholders as the underlying value of the awards increases with increases in our stock price.
2024 PSUs. The PSUs granted to our NEOs in 2024 are eligible to vest, subject to continued employment through December 31, 2026 and meeting certain predetermined performance goals for the three-year performance period ending December 31, 2026. In certain cases, the awards are also eligible to vest earlier upon a qualifying termination of employment, as described in more detail below. The maximum number of PSUs that may vest is capped at 150% of the target number of PSUs.

Half of the 2024 PSUs (or approximately 33% of the target value of the aggregate long-term equity grants to the NEOs) are subject to a three-year internal CR performance goal, with the number of units eligible to vest determined based on performance results.
The remaining half of the PSUs are subject to our GBVPS performance goal as determined based on the level of performance reported in our Company’s year-end GAAP financial statements, as determined by the Committee, and relative to that of a peer group of comparison companies. This performance metric was changed for our 2024 PSUs from previously granted PSUs which used a GTBVPS performance metric because many of our peer groups do not report on tangible book value per share. The relative GBVPS performance level will be determined as a straight-line average of the GBVPS at each year-end of the three-year performance period, as further illustrated in the tables below.

Average Three-Year Relative Performance	Percentage of Target Shares (%)
75th Percentile	150
50th Percentile	100
25th Percentile	0
The peer group approved by the Committee that will be used for setting the performance of the relative GBVPS PSUs consists of the following companies:

•Axis Capital	•James River Group	•ProAssurance
•Employers Insurance Group	•Kinsale Capital Group	•RLI
•Global Indemnity	•Old Republic	•SiriusPoint
•Hamilton Group	•Palomar
After careful consideration of market data and the various factors described earlier in this CD&A relating to the determination of executive compensation, for the 2024 equity grants, the Committee approved to significantly increase the target annual equity value for certain of our executives as compared to the prior year. The Committee determined that these increases were appropriate to help position the executives closer to the market median for their total and performance incentive compensation, while also strengthening the alignment of our executive’s economic interests with our shareholders.

A summary of the target grant value of the 2024 equity awards for our NEOs is as follows:

Named Executive Officer	2024 Target Long-Term Incentive Target Value ($)	2023 Target Long-Term Incentive Target Value ($)	Percentage Increase (%)
Andrew Robinson	1,500,000	900,000	67

Mark Haushill	350,000	225,000	56

John Burkhart	350,000	215,000	63

Kirby Hill	215,000	215,000	0

Sandip Kapadia	175,000	120,000	46
Vesting of 2022-2024 Long-Term Incentive Awards
In 2022, we granted performance-based cash awards ("the 2022-2024 PCUs”) based on internal CR and performance-based equity awards (“the 2022-2024 PSUs”) based on either relative GTBVPS or internal CR, in each case over a three-year performance period ending December 31, 2024.
Performance Vesting Results for 2022 PCU and PSU Grants
2022-2024 CR PCUs
2022-2024 PCUs have a performance scale linked to achieved internal CR for a three-year performance period ending December 31, 2024. These PCUs were eligible to vest subject to the applicable level of attainment of the CR performance goal and the NEO's continued services with us through the date the Compensation Committee certifies results (which occurred in 2025). For the 2022-2024 PCU awards, the target internal CR achievement level to receive at payout at 100% of the target award amount was a 93.0 internal CR. The achieved internal CR for each of the three fiscal years (“Measurement Periods”) that comprise the three-year performance period, are averaged and a performance factor is determined with respect to the performance scale, which can vary from 0% to 150% of the target PCU amount. For the 2022-2024 PCU awards, the average internal CR achieved for the 2022-2024 performance period was 91.9% and the corresponding payout level was 116% of the target level. Accordingly our NEOs received cash payments in the following amounts for their 2022-2024 PCUs as set forth below:

Named Executive Officer	Target PCU Amount ($)	Earned PCU Amount ($)
Andrew Robinson	300,000	348,000

Mark Haushill	75,000	87,000

John Burkhart	66,667	77,333

Kirby Hill	71,667	83,133

Sandip Kapadia	33,333	38,667
2022-2024 CR PSUs
Three of our NEOs received PSU awards in 2022 with an internal CR target performance goal and performance scale identical to the performance measurement scale used for 2022-2024 PCUs and for the same three-year performance period ending December 31, 2024. These PSUs were eligible to vest subject to the applicable level of attainment of the internal CR performance goal and the NEO's continued services with us through the date the Compensation Committee certifies results (which occurred in 2025). Identical to the 2022-2024 PCUs, the average achieved internal CR for the 2022-2024 performance period was 91.9% and the corresponding vesting level of the

PSUs was at 116% of the target number of PSUs. Accordingly, our NEOs vested in the applicable number of 2022-2024 PSUs as set forth in the chart below:

Named Executive Officer	Target PSUs (#)	Earned PSUs (#)
John Burkhart	5,065	5,875

Kirby Hill	5,445	6,316

Sandip Kapadia	2,532	2,937
2022-2024 Relative GTBVPS PSUs
The average performance factor for the three annual measurement periods of the 2022-2024 PSUs based on relative GTBVPS during the three-year performance period ending December 31, 2024 cannot be calculated until all of the applicable peer book value per share data for 2024 is publicly available, which is anticipated to occur sometime in May 2025.
Two of our NEOs received relative 2022-2024 PSUs with respect to the target and maximum number of PSUs set forth in the chart below. These PSUs are eligible to vest subject to the Committee’s determination of the applicable level of attainment of the relative GTBVPS performance goal (as noted above, to take place during 2025), and the NEO’s continued services with us through December 31, 2024 (which was satisfied).

Named Executive Officer	Target PSUs (#)	Maximum PSUs (#)
Andrew Robinson	22,796	34,194

Mark Haushill	5,699	8,548

The three-year performance period for the relative GTBVPS 2022-2024 PSUs includes three annual measurement periods, the performance of which is averaged for purposes of determining the applicable performance and vesting level. For the 2022 measurement period, the peer group consisted of eleven companies, Alleghany, Kinsale, RLI, Global Indemnity, Old Republic, Trean, Axis Capital, ProAssurance, James River, Argo, and Hallmark Financial. For the 2023 measurement period and the 2024 measurement periods, Alleghany, Argo, Hallmark Financial, and Trean were removed from the peer group due to them no longer being publicly traded companies. For each annual measurement period, we assess our relative peer position and apply that position against a performance scale which can vary from 0% to 150%, with target performance corresponding to the 50th percentile, to determine the corresponding performance factor and applicable vesting level.

ADDITIONAL POLICIES AND BENEFITS
Positive Pay Practices. Our compensation program is designed to align the interests of our executive team with those of our shareholders and with market best practice, as further illustrated below:

What We Do		What We Don’t Do
✓	Grant compensation that is primarily variable and tied to Company performance goals and stock price	×	No hedging or pledging of Company stock
✓	Performance metrics support our strategy and align executive interests with those of our shareholders	×	No guaranteed equity award levels
✓	Use an independent compensation consultant	×	No executive perquisites
✓	Maximum payouts of PSUs are capped	×	No supplemental executive retirement plans
✓	Structure compensation policies and practices to mitigate excessive risk taking	×	No tax gross-ups in connection with a change in control and no automatic single trigger vesting
✓	Use compensation reference group data for assessing and setting executive compensation target amounts	×	No repricing of stock options or stock appreciation rights without shareholder approval
✓	Maintain corporate governance guardrails, including a recoupment policy and stock ownership guidelines	×	No excessive severance benefits
Policies and Practices Related to the Timing of Grants of Certain Equity Awards. The Company does not grant equity awards when in possession of material nonpublic information.
The Company generally makes broad-based equity grants at approximately the same time each year in late February, after earnings are released, as recommended by the Committee at their regularly scheduled meeting and approved by the Board on the following date; however, the Company may choose to make equity grants outside of the annual broad-based grant (e.g., as part of a new hire package or as a retention or promotional incentive). Any stock options would be granted with an exercise price based on the fair market value on the date of grant. With respect to the grants of RSUs and PSUs, prior to the 2025 grants, the values of the target grant amounts were based on the Company’s average closing price of the ten open trading days preceding the date of the Committee’s meeting, which was one day prior to the grant date. Beginning with the 2025 grants, the values of the target grant amounts are based on the Company’s average closing price of the five open trading days preceding the date of Committee’s meeting, which is one day prior to the grant date. The Company chooses to use an average closing price in order to mitigate any short-term volatility in share price.
Restrictions on Hedging or Pledging. Our Insider Trading Policy applies to all of our employees, including our NEOs and directors. The policy, among other things, prohibits engaging in short-term or speculative transactions involving Company securities, such as short sales, puts and calls, hedging, pledging, and holding Company securities in a margin account.
Clawback and Forfeiture Policy. Skyward Specialty maintains a clawback policy in compliance with Dodd-Frank and listing exchange rules, pursuant to which the Committee may recover (including by means of recoupment and/or forfeiture of unvested amounts) covered incentive compensation from a current or former executive officer, to the extent that the recipient receives any amount in excess of the amount that the recipient should otherwise have received under the terms of the award or payment as a result of a financial restatement, during the three years immediately preceding the year in which such restatement is required. Compensation covered by this policy includes any compensation (cash and equity) that is earned, granted, or vested based wholly or in part upon the attainment of any financial reporting measure. In addition, pursuant to the terms of our 2022 Long-Term Incentive Plan, all of our equity awards granted thereunder (including time- and performance-based awards) are subject to our clawback policy, as it may be amended from time to time.
Stock Ownership Guidelines. Executive officers and other executive leadership team (“ELT”) members are required to hold a certain portion of their base cash compensation in Skyward Specialty stock and to comply with the related stock retention guidelines, as follows:

Covered Executive	Multiple of Base Salary
Chief Executive Officer	5x
Chief Financial Officer; President – Specialty Lines; and President, Industry Solutions	3x
Other ELT Members	1x
A covered executive has five years to comply with the guidelines. ELT members (which includes the NEOs) must hold 50% of their after-tax shares until the guideline is met, and if not in compliance after the five-year initial period, the executive must retain 100% of his or her after-tax vested shares until the ownership guideline is satisfied. For purposes of measuring compliance, shares owned outright or beneficially owned and unvested time-based RSUs “count” towards the guidelines, whereas unexercised stock options and unearned performance-based equity awards, including PSUs, do not count.
Other Benefits. The Company provides certain additional benefits to executive officers that are also generally available to employees, which may be modified from time to time but currently include medical, dental, vision and life insurance coverage, 401(k) matching contributions and an Employee Stock Purchase Plan. Executives pay the same premiums for medical, dental, vision, and life insurance coverage as all employees.
Perquisites and Other Personal Benefits. Currently, we do not provide any perquisites or other personal benefits to our executives.
NEO Severance Arrangements
We provide our NEOs with certain payments and benefits upon qualifying terminations of employment, provided specified requirements are met. For our CEO, these benefits are documented in his employment agreement and for our other executives, in their severance agreements and their individual award grants. The severance benefits are an essential element of the overall executive compensation package and assist the Company in recruiting and retaining talented individuals and aligning the executive’s interests with the best interests of the shareholders. Additional detail regarding the payments due upon certain terminations of employment are described below under “Potential Payments Upon Termination or Change in Control.”
Compensation Risk Assessment
Annually, the Compensation Committee considers and evaluates risks related to the Company’s cash and equity-based compensation programs and practices as well as evaluates whether the Company’s compensation plans encourage participants to take excessive risks that are reasonably likely to have a material adverse effect on the Company. Consistent with SEC disclosure requirements, the Committee has worked with management and our independent compensation consultant to assess compensation policies and practices for Company employees and has concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the CD&A required by Item 402(b) of Regulation S-K, which appears in this Proxy Statement, with management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the CD&A be included in this Proxy Statement and our 2025 Annual Report.

Skyward Specialty Insurance Group, Inc.

Compensation Committee

Marsha Dall, Chair

Gena Ashe

James Hays

2024 SUMMARY COMPENSATION TABLE
The following table shows for the years ended December 31, 2024, 2023 and 2022, compensation awarded to or paid to, or earned by, the NEOs, which consist of our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers at December 31, 2024.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(4)		All Other Compensation ($)(5)	Total ($)
Andrew Robinson	2024	900,000	—		1,634,869	(6)	—	2,107,000	(7)	—	4,641,869
Chairman and CEO	2023	800,000	—		3,877,243	(8)	2,328,000	1,600,000	(9)	16,500	8,621,743
	2022	787,500	—		600,000	(10)	—	1,040,000	(11)	15,250	2,442,750
Mark Haushill	2024	487,500	—		381,422	(12)	—	534,000	(13)	3,750	1,406,672
Executive Vice President & CFO	2023	450,000	—		619,168	(14)	310,381	360,000	(9)	16,500	1,756,049
	2022	450,000	—		150,000	(15)	—	200,000	(11)	15,250	815,250
John Burkhart	2024	464,584	—		381,422	(16)	—	450,000	(17)	3,542	1,299,548
President, Specialty Lines & Industry Solutions	2023	418,750	21,000	(18)	609,440	(19)	310,381	450,000	(20)	16,500	1,826,071
	2022	400,000	—		133,334	(21)	—	290,000	(11)	15,250	838,584
Kirby Hill	2024	425,000	—		234,318	(22)	—	200,000	(17)	3,542	862,860
President, Programs, Captives & Alternate Risk	2023	425,000	23,000	(23)	609,440	(19)	310,381	272,000	(24)	16,500	1,656,321
	2022	425,000	—		143,334	(25)	—	160,000	(11)	15,250	743,584
Sandip Kapadia(26)	2024	400,000	—		190,711	(27)	—	262,520	(28)	6,291	859,522
Executive Vice President, Chief Actuary and Analytics Officer		—	—		—		—	—		—	—
(1)    Grant date fair value of stock awards in the form of restricted stock awards, RSUs and PSUs computed in accordance with the stock-based compensation accounting rules set forth in ASC 718. For performance awards linked to performance vesting criteria, the grant date fair value was calculated based on the probable outcome of the performance condition as of the grant date. Further details can be found in Note 18, "Summary of Significant Accounting Policies — Stock-Based Compensation" in our audited consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC for the applicable year. The values reported for our NEOs 2023 stock awards have been updated to reflect the grant date fair value in accordance with ASC 718.
(2)    Grant date fair value of stock options computed in accordance with the stock-based compensation accounting rules set forth in ASC 718. Further details can be found in Note 18, "Summary of Significant Accounting Policies — Stock-Based Compensation" in our audited consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC for the applicable year.
(3)    Consists of the grant date value of stock options under the 2022 Long-Term Incentive Plan granted during fiscal year ended December 31, 2023.
(4)    The amount previously reported for the 2023 year in this column in our 2024 Proxy Statement for the listed NEO has been corrected to eliminate the value of granted unvested PCUs.
(5)    Consists of Company matching 401(k) contributions.

(6)    Consists of the aggregate grant date value of RSU and PSU awards under the 2022 Long-Term Incentive Plan granted during fiscal year ended December 31, 2024 consisting of RSUs with a grant date value of $544,956 and PSU awards with a target grant date value totaling $1,089,913. The grant date value of these PSUs assuming attainment of the maximum performance levels totals $1,634,833.
(7)    Consists of the performance bonus earned by Mr. Robinson for the fiscal year ended December 31, 2024 in the amount of $1,575,000, and paid in March 2025, and a cash payment in the amount of $532,000, pursuant to the 2024 vesting of PCUs awarded to Mr. Robinson for the 2021–2023 performance period. Last year this cash payment was mistakenly reported in 2023 but it had not yet vested.
(8)    Consists of the aggregate grant date value of RSU and PSU awards under the 2022 Long-Term Incentive Plan granted during fiscal year ended December 31, 2023 consisting of RSUs with a grant date value of $3,292,414 and PSU awards with a target grant date value totaling $584,829. The grant date value of these PSUs assuming attainment of the maximum performance levels totals $877,262.
(9)    Consists of the performance bonus earned for the fiscal year ended December 31, 2023 that was paid in March 2024.
(10)    Consists of the aggregate grant date value of Long-Term Awards under the 2020 Long-Term Incentive Plan granted during fiscal year ended December 31, 2022 consisting of RSUs with a grant date value of $300,000 and PSUs with a target grant date value of $300,000. The grant date value of the PSU award assuming attainment of the maximum performance levels totals $450,000.
(11)    Consists of the performance bonus earned for the fiscal year ended December 31, 2022 paid in March 2023.
(12)    Consists of the aggregate grant date value of RSU and PSU awards under the 2022 Long-Term Incentive Plan granted during fiscal year ended December 31, 2024 consisting of RSUs with a grant date value of $127,141, and PSU awards with a target grant date value totaling $254,281. The grant date value of these PSUs assuming attainment of the maximum performance levels totals $381,422.
(13)    Consists of the performance bonus earned by Mr. Haushill for the fiscal year ended December 31, 2024 in the amount of $450,000 and paid in March 2025 and a cash payment in the amount of $84,000, pursuant to the 2024 vesting of PCUs awarded to Mr. Haushill for the 2021–2023 performance period. Last year this cash payment was mistakenly reported in 2023 but it had not yet vested.
(14)    Consists of the aggregate grant date value of RSU and PSU awards under the 2022 Long-Term Incentive Plan granted during fiscal year ended December 31, 2023 consisting of RSUs with a grant date value of $472,989 and PSU awards with a target grant date value totaling $146,179. The grant date value of these PSUs assuming attainment of the maximum performance levels totals $219,287.
(15)    Consists of the aggregate grant date value of Long-Term Awards granted under the 2020 Long-Term Incentive Plan during fiscal year ended December 31, 2022 consisting of RSUs with a target grant date value of $75,000 and PSUs with a target grant date value of $75,000. The grant date value of the PSU award assuming attainment of the maximum performance level totals $112,500.
(16)    Consists of the aggregate grant date value of RSU and PSU awards under the 2022 Long-Term Incentive Plan granted during fiscal year ended December 31, 2024 consisting of RSUs with a grant date value of $127,141, and PSU awards with a target grant date value totaling $254,281. The grant date value of these PSUs assuming attainment of the maximum performance levels totals $381,422.
(17)    Consists of the performance bonus earned for the fiscal year ended December 31, 2024 paid in March 2025.
(18)    Consists of a one-time discretionary cash bonus of $21,000 paid to Mr. Burkhart to make him economically whole for the number of PSUs for the 2021-2023 performance period which were not eligible to vest due to an LPT charge, as the Committee determined that the NEOs should not be penalized for the LPT charge.
(19)    Consists of the aggregate grant date value of RSU and PSU awards under the 2022 Long-Term Incentive Plan granted during fiscal year ended December 31, 2023 consisting of RSUs with a grant date value of $469,747 and PSU awards with a target grant date value totaling $139,693. The grant date value of these PSUs assuming attainment of the maximum performance levels totals $209,559.
(20)    Consists of the performance bonus earned by Mr. Burkhart for the fiscal year ended December 31, 2023 in the amount of $350,000 and paid in March 2024, and a cash payment in the amount of $100,000, earned pursuant to the 2024 vesting of Long-Term Cash awarded to Mr. Burkhart during 2022 for the 2022-2024 performance period.
(21)    Consists of the aggregate grant date value of Long-Term Awards granted under the 2020 Long-Term Incentive Plan during fiscal year ended December 31, 2022 including RSUs with a grant date value of $66,667 and a PSU award with a target grant date value of $66,667. The grant date value of the PSU award assuming attainment of the maximum performance level totals $100,001.
(22)    Consists of the aggregate grant date value of RSU and PSU awards under the 2022 Long-Term Incentive Plan consisting of RSUs with a grant date value of $78,106, and PSU awards with a target grant date value totaling $156,212. The grant date value of these PSUs assuming attainment of the maximum performance levels totals $234,318.
(23)    Consists of a one-time discretionary cash bonus of $23,000 paid to Mr. Hill to make him economically whole for the number of PSUs for the 2021-2023 performance period which were not eligible to vest due to an LPT charge, as the Committee determined that the NEOs should not be penalized for the LPT charge.
(24)    Consists of the performance bonus earned by Mr. Hill for fiscal year ended December 31, 2023 in the amount of $200,000, paid in March 2024, and a cash payment in the amount of $72,000 earned pursuant to the Long-Term Cash award granted to Mr. Hill in 2021.
(25)    Consists of the aggregate grant date value of Long-Term Awards granted under the 2020 Long-Term Incentive Plan during fiscal year ended December 31, 2022 consisting of RSUs with a grant date value of $71,667 and a PSU award with a grant date value of $71,667. The grant date value of the PSU award assuming attainment of the maximum performance level totals $107,501.
(26)    Mr. Kapadia became an NEO in 2024.
(27)    Consists of the aggregate grant date value of RSU and PSU awards consisting of RSUs with a grant date value of $63,570, and PSU awards with a target grant date value totaling $127,141. The grant date value of these PSUs assuming attainment of the maximum performance levels totals $190,675.
(28)    Consists of the performance bonus earned for the fiscal year ended December 31, 2024 in the amount of $225,000 and a cash payment in the amount of $37,520, earned pursuant to the 2024 vesting of PCUs awarded to Mr. Kapadia for the 2021–2023 performance period.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR ENDED DECEMBER 31, 2024
The following table presents information concerning grants of annual incentive compensation and equity awards to each of the NEOs during 2024. See the “Compensation Discussion and Analysis” section for detailed information regarding our STIP and RSU and PSU awards set forth in the table below.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Andrew Robinson	STIP		—	1,125,000	1,687,500
	RSU	2/27/2024							14,959	544,956
	PSU	2/27/2024				11,967	29,918	44,876		1,089,913
Mark Haushill	STIP		—	300,000	450,000
	RSU	2/27/2024							3,490	127,141
	PSU	2/27/2024				2,792	6,980	10,470		254,281
John Burkhart	STIP		—	300,000	450,000
	RSU	2/27/2024							3,490	127,141
	PSU	2/27/2024				2,792	6,980	10,470		254,281
Kirby Hill	STIP		—	212,500	318,750
	RSU	2/27/2024							2,144	78,106
	PSU	2/27/2024				1,715	4,288	6,432		156,212
Sandip Kapadia	STIP		—	160,000	240,000
	RSU	2/27/2024							1,745	63,570
	PSU	2/27/2024				1,396	3,490	5,234		127,141
(1)    Represents annual incentive bonus opportunities under the STIP for each of the NEOs. See “Components of Our Executive Compensation Program" beginning on page 32. Actual bonus payments for 2024 are listed under Non-Equity Incentive Plan Compensation in the 2024 Summary Compensation Table on page 41. The target amounts reflect the dollar amount that would be payable if each performance goal is achieved at the target goal (i.e., 100 % of target) level. The Company STIP performance factor is capped at 150% of targeted awards with NEOs generally receiving 0% to 150%; the Compensation Committee retains discretion to recognize extraordinary achievement. There is no threshold level for STIP awards.
(2)    Represents the PSUs granted under the LTIP to each of the NEOs, which vest based on the Company’s performance with respect to the internal CR and a GBVPS metric (measured over the 2024-2026 performance period). The PSUs are eligible to vest on December 31, 2026, subject to continued service through such date and meeting certain predetermined performance goals. The maximum number of PSUs that may vest is capped at 150% of the target number of PSUs. If the threshold performance rule is not met, no PSUs are eligible to vest. Half of the 2024 PSUs are eligible to vest subject to the level of attainment of a three-year internal CR performance goal, with the number of PSUs eligible to vest determined based on our level of attainment of our internal CR performance goal during the three-year performance period ending December 31, 2026. The remaining half of the PSUs are eligible to vest subject to the level of attainment of our GBVPS performance goal as determined based on the level of performance reported in our Company’s year-end GAAP financial statements, as determined by the Committee, and relative to that of a peer group of comparison companies during the three-year performance period ending December 31, 2026. In certain cases, the PSU awards are also eligible to vest earlier upon a qualifying termination of employment, as described in more detail below.
(3)    Represents RSUs granted under the LTIP to each of the NEOs, which are scheduled to vest on January 1, 2027, subject to the NEO’s continued employment through the applicable vesting date.

(4)    Grant date fair value of stock awards in the form of RSUs and PSUs computed in accordance with the stock-based compensation accounting rules set forth in ASC 718. For performance awards linked to performance vesting criteria, the grant date fair value was calculated based on the probable outcome of the performance condition as of the grant date. Further details can be found in Note 18, "Summary of Significant Accounting Policies — Stock-Based Compensation" in our audited consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2024.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR FISCAL YEAR ENDED DECEMBER 31, 2024
The following table summarizes the number of shares of our Common Stock underlying outstanding equity incentive plan awards for each of the NEOs as of December 31, 2024.

		Stock Options				Stock Awards
Name and Principal Position	Grant Date(1)(2)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Andrew Robinson Chief Executive Officer	02/27/2024					14,959	(4)	756,028
	02/27/2024								29,918	(5)	1,512,056
	02/27/2023					15,151	(6)	765,732
	02/27/2023								30,302	(7)	1,531,463
	01/12/2023					100,000	(8)	5,054,000
	01/12/2023					100,000	(9)	5,054,000
	01/12/2023	400,000	(10)	15.00	1/12/2033
	01/01/2022					22,796	(11)	1,152,110
	01/01/2022								22,796	(12)	1,152,110
Mark Haushill Chief Financial Officer and Executive Vice President	02/27/2024					3,490	(4)	176,385
	02/27/2024								6,980	(5)	352,769
	02/27/2023					3,787	(6)	191,395
	02/27/2023								7,574	(7)	382,790
	01/12/2023					13,330	(8)	673,698
	01/12/2023					13,330	(9)	673,698
	01/12/2023	53,330	(10)	15.00	1/12/2033
	01/01/2022					5,699	(11)	288,027
	01/01/2022								5,699	(12)	288,027
John Burkhart Executive Vice President and President of Specialty Lines & Industry Solutions	02/27/2024					3,490	(4)	176,385
	02/27/2024								6,980	(5)	352,769
	02/27/2023					3,619	(6)	182,904
	02/27/2023								7,238	(7)	365,809
	01/12/2023					13,330	(8)	673,698
	01/12/2023					13,330	(9)	673,698
	01/12/2023	53,330	(10)	15.00	1/12/2033
	01/01/2022					5,065	(11)	255,985
	01/01/2022					5,875	(13)	296,923

		Stock Options				Stock Awards
Name and Principal Position	Grant Date(1)(2)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Kirby Hill Executive Vice President and President of Industry Solutions, Captives and Programs	02/27/2024					2,144	(4)	108,358
	02/27/2024								4,288	(5)	216,716
	02/27/2023					3,619	(6)	182,904
	02/27/2023								7,238	(7)	365,809
	01/12/2023					13,330	(8)	673,698
	01/12/2023					13,330	(9)	673,698
	01/12/2023	53,330	(10)	15.00	1/12/2033
	01/01/2022					5,445	(11)	275,190
	01/01/2022					6,316	(13)	319,211
Sandip Kapadia Executive Vice President Chief Actuary and Analytics Officer	02/27/2024					1,745	(4)	88,192
	02/27/2024								3,490	(5)	176,385
	02/27/2023					2,020	(6)	102,091
	02/27/2023								4,040	(7)	204,182
	01/12/2023					10,000	(8)	505,400
	01/12/2023					10,000	(9)	505,400
	01/12/2023	40,000	(10)	15.00	1/12/2033
	01/01/2022					2,532	(11)	127,967
	01/01/2022					2,937	(13)	148,436
(1)All January 2022 awards were granted pursuant to the 2020 Skyward Specialty Long-Term Incentive Plan.
(2)All other awards were granted pursuant to the Skyward Specialty Insurance Group, Inc. 2022 Long-Term Incentive Plan.
(3)Market value is calculated using the closing price of our Common Stock as reported on the Nasdaq Global Select Market of $50.54 per share, on the last business day of 2024.
(4)Amounts shown are RSUs granted on February 27, 2024. Upon vesting each unit is equivalent to one share of the Company’s Common Stock. These awards will fully vest on January 1, 2027, subject to continued services through such date.
(5)Amounts shown represent the target award level for two separate PSU awards granted to our executives on February 27, 2024. Each PSU is equivalent to one share of the Company's Common Stock. The number of units eligible to vest under each award can range from 0% to 150% of the target award amount based on the satisfaction of specific performance target metrics during the requisite service period. These awards are eligible to vest subject to continued services through January 1, 2027 and the applicable level of attainment of the performance goals as determined by the Compensation Committee. These awards fully vest on January 1, 2027.
(6)Amounts shown are RSUs granted on February 27, 2023. Upon vesting each unit is equivalent to one share of the Company’s Common Stock. These awards will fully vest on January 1, 2026, subject to continued services through such date.
(7)Amounts shown represent the target award level for two separate PSU awards granted to our executives on February 27, 2023. Each PSU is equivalent to one share of the Company's Common Stock. The number of units eligible to vest under each award can range from 0% to 150% of the target award amount based on the level of satisfaction of specific performance target metrics during the requisite service period which is the three-year period ending on December 31, 2025 and subject to continued services through the certification of the performance factor by the Compensation Committee.
(8)Amounts shown are IPO RSUs granted on January 12, 2023. Upon vesting each unit is equivalent to one share of the Company’s Common Stock. Subject to continued service through the applicable vesting dates, 50% of the RSUs vested on January 12, 2025 and the remaining 50% will vest on January 12, 2026.
(9)Amounts shown are RSUs granted on January 12, 2023. Upon vesting each unit is equivalent to one share of the Company’s Common Stock. Subject to continued service through the applicable vesting dates, 50% of the RSUs shall vest on January 12, 2026 and the remaining 50% will vest on January 12, 2027.
(10)Amounts shown are Non-Qualified Stock Options granted on January 12, 2023. Subject to continued service through the applicable vesting dates, 50% of the options shall vest on January 12, 2026 and the remaining 50% will vest on January 12, 2027.
(11)Amounts shown are restricted stock awards granted on January 1, 2022, which fully vested on January 1, 2025.
(12)Amounts shown are PSUs granted on January 1, 2022. Each PSU is equivalent to one share of the Company's Common Stock. The number of units eligible to vest under this award can range from 0% to 150% of the target award amount based on the level of satisfaction of performance condition targets during the requisite service period which is the three-year period ending on December 31, 2024, subject to continued services through certification of the performance factor by the Compensation Committee. The actual performance level during the three-year performance period ending December 31, 2024 cannot be calculated until all the applicable peer publicly available Book Value per Share data for our peer group for 2024 is made publicly available, which is anticipated to occur sometime in May, 2025.
(13)Amounts shown are PSUs granted on January 1, 2022 that vested at 116% of target award levels with an internal CR of 91.9% for the three-year performance period ending December 31, 2024. These PSUs vested subject to continued services through the Compensation Committee’s determination on February 24, 2025 of the level of attainment of performance goals.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR ENDED DECEMBER 31, 2024
The following table sets forth certain information regarding stock vested during the year ended December 31, 2024 with respect to each of our NEOs. None of our NEOs exercised any options during 2024.

			Stock Awards
			Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Robinson, Andrew
	1/1/2024	(2)	40,137	1,359,842
	5/9/2024	(3)	59,804	2,208,562
Haushill, Mark
	1/1/2024	(2)	6,337	214,698
	5/9/2024	(3)	9,442	348,693
Burkhart, John
	1/1/2024	(2)	5,633	190,846
	2/29/2024	(4)	5,689	208,161
Hill, Kirby
	1/1/2024	(2)	6,055	205,143
	2/29/2024	(4)	6,115	223,748
Kapadia, Sandip	1/1/2024	(2)	5,362	181,665
(1)    The value realized on vesting was calculated by multiplying the number of shares of SKWD Common Stock underlying awards that vested in 2024 by the closing price on the vesting date (or the previous trading day's closing price if the vesting date fell on a non-trading day) pursuant to the 2022 Long-Term Compensation Plan.
(2)    The closing price was $33.88 for the 2021 RSUs that vested for each of our NEOs on January 1, 2024 calculated using the previous trading day's closing price of SKWD stock for December 29, 2023.
(3)    Messrs. Robinson and Haushill's 2021 PSU awards vested and settled upon the closing price of the Company’s Common Stock on May 9, 2024 ($36.93 per share) after certification by the Compensation Committee.
(4)    Messrs. Burkhart and Hill's 2021 PSU awards vested and settled based upon the closing price of the Company's Common Stock on February 29, 2024 ($36.59 per share) after certification by the Compensation Committee.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
We provide our NEOs with certain payments and benefits upon qualifying terminations of employment, provided specified requirements are met. For our Chief Executive Officer, these benefits are documented in his employment agreement, referred to as the Robinson agreement, and for our other executives, in their severance agreements and their individual equity award grants.
We do not provide for any automatic single trigger vesting upon a change in control in our equity awards. The Robinson Agreement contains a 280G “best net” provision and overall we do not provide for any 280G excise tax gross-up payments to any of our executive officers.
The Robinson Agreement, severance agreements with our other NEOs, and equity awards require the execution and non-revocation of a release of claims in order to receive severance benefits. The Employee Confidentiality And Non-Solicitation Agreement must be signed and agreed to as a condition of receiving an equity award(s) and the executive must continue to abide by the confidentiality and non-solicitation provisions agreed to therein.
NEO Severance Agreements. Each of our executive officers has entered into an agreement with the Company that provides for certain payments and benefits upon such executive being terminated by the Company without “cause” or for “good reason” by the executive (as further described in the agreements), except for Mr. Robinson, whose potential severance is set forth in his employment agreement. The severance agreements provide a payment of twelve months of base salary and payment of COBRA premiums on behalf of the terminated executive for twelve months.
Employment Agreement with Mr. Robinson. Pursuant to the Robinson Agreement, in the event that Mr. Robinson's employment with us is terminated by us without cause or if Mr. Robinson resigns for good reason, Mr. Robinson will be eligible to receive:
•lump sum cash payment in an amount equal to his annual base salary as of the date of termination;
•continued payment of group health benefit plan premiums for up to one year;
•prorated target annual bonus for the year in which the termination occurs;
•payment of any earned and accrued bonus for the calendar year proceeding the calendar year in which his employment is terminated; and
•acceleration of any time-based vesting annual equity awards.
If Mr. Robinson is terminated by us without cause or resigns for good reason within 12 months of a change in control he will receive the above payments, as well as accelerated vesting of any performance-based equity awards at not less than the target level, based on the valuation of the Board in good faith.
Upon a termination due to death or disability, Mr. Robinson (or his beneficiary, as applicable) is entitled to a prorated target bonus for year of termination, any earned but unpaid bonus for the previously completed year, and acceleration of any time-based vesting equity awards.
Pursuant to Mr. Robinson's employment agreement, “cause” generally means:
•an act of dishonesty, fraud, theft, or embezzlement;
•malfeasance or gross negligence in the performance of duties;
•commission or conviction of or entry of a plea of guilty or nolo contendere with respect to any felony, or conviction of or entry of a plea of guilty or nolo contendere regarding any misdemeanor involving theft, defalcation, dishonesty or violence, or conviction related to any crime of moral turpitude;
•willfully refusing or failure to perform duties and responsibilities, or failure to adhere to the directions of the Board or our or any of our subsidiaries' corporate codes, policies, or procedures;

•the material breach of any of the covenants contained in the employment agreement; or
•violation of any statutory, material contractual, or common law duty or obligation to us or any of our affiliates, including, without limitation, Mr. Robinson’s duty of loyalty;
And “good reason” generally means the occurrence of any of the following events:
•material diminution in salary, bonus opportunity, or annual equity opportunity;
•material diminution in authority, duties, title, or responsibilities;
•the involuntary relocation of principal place of employment that is not to a mutually-agreed location;
•a material breach by us of any material provision of the employment agreement; or
•removal of Mr. Robinson from the Board without cause pursuant to the Amended and Restated Shareholders' Agreement by and among the Shareholders party thereto and the Company dated as of March 12, 2014.
Under his employment agreement, Mr. Robinson is subject to a 12 month non-compete provision, which is reduced to six months if his termination occurs within 12 months following a change in control or is due to disability; a non-solicitation of employees and customers covenant for one year, to run from the date of his termination; and standard ongoing confidentiality covenants.
Termination Treatment Under Our Long-Term Incentive and Equity Awards. The long-term incentive and equity awards held by our NEOs provide for certain vesting treatment upon a termination of employment due to death, disability, a qualifying retirement (except for the awards granted in 2022), or a termination without cause or for good reason in connection with a change in control. The tables below reflect the grants made in 2022, 2023 and 2024 in accordance with disclosure rules.
Specifically, the equity award agreements granted to the NEOs in 2023 and 2024 provide for full vesting upon a termination due to death or disability, with performance vesting awards eligible to vest based on actual performance for any completed annual measurement periods as of the date of termination and deemed attainment of the target performance levels for the then-ongoing measurement period. The 2022 performance units (which are long-term performance-based awards that are settled in cash), the 2022 performance shares, and the 2022 restricted shares all vest upon death or disability, with the performance-based awards payable at target (and pro-rated for time). The 2022 restricted shares vested on January 1, 2025, and the 2022 performance-based awards vest upon certification of the performance results; all such awards are included as unvested and outstanding as of December 31, 2024 in accordance with the disclosure rules.
In addition, the 2023 and 2024 equity awards are subject to pro-rated accelerated vesting (based on length of service) upon a qualifying retirement, as long as the retirement date is at least one year from the start of the performance or vesting period (or two years in the case of the 2023 awards granted in connection with our IPO). For performance-based awards, performance achievement is based on actual performance for any completed annual measurement periods as of the date of termination and the actual performance of the then-ongoing period, calculated at the conclusion of such annual measurement period.
Generally, in order to be eligible for qualifying retirement treatment, our NEOs must meet the following criteria: (1) age 55 and five years of service; (2) provide advance written notice of at least 12 months; (3) assist the Company in succession planning and the transitioning of responsibilities through the scheduled retirement date; and (4) timely execute a waiver and release of claims.
All of the equity and long-term incentive awards held by our NEOs include a double trigger, such that they will vest upon a qualifying termination of employment (generally without “cause,” for “good reason,” or due to “constructive termination,” each such term as defined in the award agreements) that occurs during a specified protection period related to a change in control (“CIC”) of the Company. The protection periods are as follows:

•2022 restricted shares, PSUs and PCUs: within 24 months following a CIC, with payout at target for performance-based awards
•2023 stock options, 2023 RSUs, and 2024 RSUs: immediately before and contingent upon or within 12 months following a CIC
•2023 PSUs: immediately before and contingent upon a CIC, with payout based on actual performance for any completed measurement periods as of the termination date and target for the measurement period in which the CIC occurs
•2024 PSUs: after the commencement of a potential CIC and within the nine-month period immediately preceding the closing of such CIC, with payout based on actual performance
Calculation of Potential Payments
For each NEO, the following table sets forth quantitative estimates of the payments and benefits that would have become payable if such executive’s employment had been terminated for the designated reason on December 31, 2024. The value of equity compensation awards is based on the closing price of our stock on Nasdaq on December 31, 2024, the last trading day of 2024. The amounts below reflect potential payments pursuant to the employment or severance agreements for such NEOs as described above and their outstanding equity awards. As of December 31, 2024, only Messrs. Haushill and Hill were eligible to terminate employment due to a qualifying retirement.

Name	Type of Payment	Involuntary or Good Reason Termination Prior to CIC ($)		Involuntary or Good Reason Termination in Connection with CIC (S)		Retirement ($)		Death or Disability ($)

Robinson, Andrew	Cash Severance	900,000		900,000		—		—
	Pro-Rated Target Bonus	1,125,000		1,125,000		—		1,125,000	(1)
	Performance Units Acceleration	—		300,000	(2)	—		300,000	(2)
	Equity Awards Acceleration(3)	2,673,869	(4)	31,336,434	(5)	—		31,336,434	(5)
	Health and Welfare Benefits	25,882		25,882		—		—
	Total	4,724,751		33,687,316		—		32,761,434
Haushill, Mark	Cash Severance	500,000		500,000		—		—
	Pro-Rated Target Bonus	—		—		—		—
	Performance Units Acceleration	—		75,000	(2)	—		75,000	(2)
	Equity Awards Acceleration(3)	—		4,957,865	(5)	415,028	(6)	4,957,865	(5)
	Health and Welfare Benefits	34,717		34,717		—		—
	Total	534,717		5,567,582		415,028		5,032,865
Burkhart, John	Cash Severance	500,000		500,000		—		—
	Pro-Rated Target Bonus	—		—		—		—
	Performance Units Acceleration	—		66,700	(2)	—		66,700	(2)
	Equity Awards Acceleration(3)	—		4,866,724	(5)	—		4,866,724	(5)
	Health and Welfare Benefits	—		—		—		—
	Total	500,000		5,433,424		—		4,933,424

Name	Type of Payment	Involuntary or Good Reason Termination Prior to CIC ($)	Involuntary or Good Reason Termination in Connection with CIC (S)		Retirement ($)		Death or Disability ($)

Hill, Kirby	Cash Severance	425,000	425,000		—		—
	Pro-Rated Target Bonus	—	—		—		—
	Performance Units Acceleration	—	71,700	(2)	—		71,700	(2)
	Equity Awards Acceleration(3)	—	4,701,053	(5)	396,616	(6)	4,701,053	(5)
	Health and Welfare Benefits	11,307	11,307		—		—
	Total	436,307	5,209,061		396,616		4,772,753
Kapadia, Sandip	Cash Severance	400,000	400,000		—		—
	Pro-Rated Target Bonus	—	—		—		—
	Performance Units Acceleration	—	33,300	(2)	—		33,300	(2)
	Equity Awards Acceleration(3)	—	3,278,241	(5)	—		3,278,241	(5)
	Health and Welfare Benefits	34,717	34,717		—		—
	Total	434,717	3,746,257		—		3,311,541
(1)    Represents the pro rata bonus for the year of death or disability based on the target bonus the executive was eligible to receive for that year.
(2)    Represents accelerated vesting of one hundred percent (100%) of all unvested PCU awards as of the termination date.
(3)    Represents the market value as of December 31, 2024 of stock awards accelerated or continued in each scenario. For purposes of this disclosure, market value is determined using the December 31, 2024 closing price of SKWD of $50.54 per share.
(4)    Represents accelerated vesting of one hundred percent (100%) of all unvested time-based annual awards as of the termination date.
(5)    Represents accelerated vesting of one hundred percent (100%) of all RSU and PSU awards, reflecting actual performance for completed performance periods and target performance for incomplete performance periods for the 2023-2025 awards and target performance for the 2022-2024 and 2024-2026 awards, as provided for in the individual award agreements.
(6)    Represents prorated vesting of 2023-2025 RSUs and PSU awards.

PAY VERSUS PERFORMANCE
In this section, we are including the required disclosure for pay versus performance as defined by the SEC for our principal executive officer ("PEO") and Non-PEO NEOs and Company performance for the fiscal years listed below.

Fiscal Year(1)	Summary Compensation Table Total for PEO Robinson, Andrew(2)	Compensation Actually Paid to PEO Robinson, Andrew(3)(4)	Average Summary Compensation Table Total for non-PEO NEOs(2)	Average Compensation Actually Paid to non-PEO NEOs(5)(6)	SKWD Total Shareholder Return(7)	Peer Group Total Shareholder Return(7)	Net Income ($M)	Internal Combined Ratio(8)
2024	$4,641,869	$17,050,183	$1,107,150	$2,842,640	$264.61	$128.30	$118.83	91.6%
2023	$8,621,743	$23,150,543	$1,746,147	$3,838,066	$177.38	$103.37	$85.98	91.6%
(1)    Mr. Robinson was our PEO for each fiscal year included in the table. The following officers are included in the Non-PEO NEO group for the following fiscal years:
Year                    Non-PEO NEOs
2024        Mark Haushill, John Burkhart, Kirby Hill, and Sandip Kapadia
2023        Mark Haushill, John Burkhart, and Kirby Hill
(2)    Reflects compensation amounts reported in the “Total” column of the Summary Compensation Table (“SCT”) for the CEO and the average of the compensation amounts reported in the "Total" column of the SCT for the Non-PEO NEOs.
(3)    Amounts reflect the amounts reported in the “Summary Compensation Table Total for PEO” column adjusted as set forth in the table below, as determined in accordance with SEC rules. Amounts do not reflect the actual amount of compensation earned by or paid to our PEO during the applicable year. For information regarding the decisions made by the Compensation Committee with respect to the PEO’s compensation for fiscal year 2024, please see the Compensation Discussion and Analysis sections of this Proxy Statement.

The PEO Summary Compensation Table to CAP reconciliation is summarized in the following table:

		PEO: Robinson, Andrew
Prior FYE		12/31/2022	12/31/2023
Current FYE		12/31/2023	12/31/2024
Fiscal Year		2023	2024
SCT Total		$8,621,743	$4,641,869
–	Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	($6,205,243)	($1,634,869)
+	Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$17,355,738	$2,268,084
+	Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$1,949,508	$11,189,725
+	Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$0	$0
+	Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$1,428,797	$585,374
–	Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0	$0
Compensation Actually Paid		$23,150,543	$17,050,183
(4)    For the PEO in the table above, the foregoing amounts were added and deducted to the Summary Compensation Table (“SCT”) amount to determine the compensation actually paid (“CAP”) as determined in accordance with SEC regulations. “Compensation actually paid” does not necessarily represent cash, and/or equity value transferred to the PEO without restriction, but rather is a value calculated under applicable SEC rules. Fair values set forth in the table below are computed in accordance with ASC 718 as of the end of the respective fiscal year, other than fair values of the awards that vest in the covered year, which are valued as of the applicable vesting date. The valuation methods and underlying assumptions did not materially differ from those disclosed at the time of grant date of the equity awards.
(5)    Amounts reflect the amounts reported in the “Average Summary Compensation Table Total for Non-PEO NEOs” column adjusted as set forth in the table below, as determined in accordance with SEC rules. Amounts do not reflect the actual amount of compensation earned by or paid to our Non-PEO NEOs during the applicable year. For information regarding the decisions made by the Compensation Committee in regards to the Non-PEO NEOs compensation for fiscal year 2024, please see the Compensation Discussion and Analysis sections of this Proxy Statement.

		NEO
Prior FYE		12/31/2022	12/31/2023
Current FYE		12/31/2023	12/31/2024
Fiscal Year		2023	2024
SCT Total		$1,746,147	$1,107,150
–	Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	($923,063)	($296,968)
+	Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$2,481,998	$411,989
+	Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$366,432	$1,517,558
+	Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$0	$0
+	Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$166,553	$102,911
–	Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0	$0
Compensation Actually Paid		$3,838,066	$2,842,640
(6)    For each of the NEOs in the table above, the foregoing amounts were added and deducted to the Summary Compensation Table (“SCT”) amount to determine the compensation actually paid (“CAP”) as determined in accordance with SEC regulations. “Compensation actually paid” does not necessarily represent cash, and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules. Fair values set forth in the table below are computed in accordance with ASC 718 as of the end of the respective fiscal year, other than fair values of the awards that vest in the covered year, which are valued as of the applicable vesting date. The valuation methods and underlying assumptions did not materially differ from those disclosed at the time of grant date of the equity awards.
(7)    TSR is determined based on the value of an initial fixed investment of $100 made on January 13, 2023 (IPO Date). The TSR peer group consists of the NASDAQ Insurance Index TSR, which is used for our Stock Performance presentation set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.
(8)    Our Company-Selected Measure, which is the measure that we believe represents the most important financial performance measure not otherwise presented in the table above that we use to link CAP to our NEOs for fiscal 2024 to our company’s performance is Internal Combined Ratio, which is consistent with the metric used for both our Short-Term incentive Plan and PSUs under our annual Long Term Incentive Program. See Appendix A - Non-GAAP Reconciliations on page A-1 at the end of this Proxy Statement for further information.
Narrative to Pay Versus Performance Table
For the fiscal year ending December 31, 2024, there are four important performance measures used to link compensation actually paid to our NEOs to company performance which are listed below in no particular order:

Measure
Internal Combined Ratio
Gross Written Premiums
Growth in Book Value Per Share
Absolute Stock Price

Analysis of the Information Presented in the Pay Versus Performance Table
The following graph compares the compensation actually paid to our PEO, the average of the compensation actually paid to our remaining NEOs and the TSR performance of our stock price.
The following graph compares the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs with Net Income.

The following graph compares the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs as a result of our Internal Combined Ratio performance.

DIRECTOR COMPENSATION
Background Discussion
We provide our non-employee directors with cash and stock-based compensation to attract and retain qualified individuals to serve on our Board and to align their interests with those of our shareholders. We consider the experience level needed and other factors, such as the time commitment and leadership responsibilities, when we review and approve the director compensation program. A director who is also an employee of the Company receives no cash or stock-based compensation for service as a director.
The Compensation Committee annually reviews and considers data provided by its independent compensation consultant, FW Cook regarding the form and mix of compensation paid to non-employee directors at companies within the same benchmarking group the Committee uses to assess executive compensation. The Committee provides their recommendations to the full Board for consideration when determining our non-employee director compensation program, excluding fees for service on the Compensation Committee, which are determined solely at the Board’s discretion.
2024 Non-Employee Director Compensation Structure
For 2024, our non-employee directors were paid annual cash retainers for their Board service, as well as additional cash retainers for service as a committee chair. We also provide our non-employee directors with an annual equity grant of RSUs based on a fixed dollar value under the Company’s 2022 Long-Term Incentive Plan (the “2022 Plan”) that fully vests upon the first anniversary of the grant date. A summary of the 2024 non-employee director compensation is set forth below:

Current Director Compensation Program
Board Member Retainer	$75,000
Restricted Stock Unit Award(1)	$100,000
Leadership Retainers
–Lead Director	$25,000
–Audit Committee Chair	$20,000
–Compensation Committee Chair	$15,000
–Nominating and Corporate Governance Committee Chair	$10,000
(1)    Our independent directors received an RSU award on May 9, 2024, with the number of units awarded calculated by dividing $100,000 by the grant price which was determined using the average closing price of SKWD Common Stock for each of the 10 trading days preceding the day of the Compensation Committee meeting. As such, the value reported in this table differs from the value reflected in the table below as below is calculated in accordance with SEC rules requiring grant date fair value to be determined pursuant to the accounting rules in ASC 718.
Annual cash retainers are paid in quarterly installments in arrears and are prorated for any changes to committee service that occur during the year. Starting with the 2025 calendar year, directors may elect to defer the settlement of their RSU grants until one of three time periods – five years from the grant date, ten years from the grant date or until separation of Board service, provided the director informed the Company of their election to defer settlement of their 2025 award during 2024. The deferred equity will automatically settle upon any separation of Board service or if there is a change of control (if earlier than the preselected settlement date), as further set out in the governing plan document. In the event a dividend is declared, dividend equivalent units will be added to a participant’s account, subject to the same vesting, forfeiture and settlement provisions as the underlying restricted stock units.
We reimburse non-employee directors for out-of-pocket expenses incurred in connection with attending Board and committee meetings. We do not pay meeting attendance fees.

Because these grants are for a fixed dollar amount, the number of shares of RSUs awarded annually to non-employee directors will vary, based on the price of our Common Stock on the grant date. New directors receive prorated grants at the time they join the Board. Any prorated grants will vest on the one-year anniversary of the director joining the Board. The short vesting time-frame mitigates director entrenchment, while the use of equity aligns the directors’ interests with those of our shareholders.
The 2022 Plan provides that the sum of any cash compensation and the annual aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all awards granted to any non-employee director during any single calendar year (for services as a director) may not exceed $750,000, subject to exceptions in extraordinary circumstances, provided that director receiving any additional compensation may not participate in the decision regarding his or her compensation.
Based on the market and benchmarking data review conducted by FW Cook regarding our 2024 director compensation program the Board approved changes to the compensation for 2025, namely to provide an additional stipend for the chairs of the Risk and Investment Committees.
Director Stock Ownership Requirement
Non-employee directors are required to own SKWD stock with a value equal to at least five times the amount of the annual Board member cash retainer. Under our policy, directors must comply with this requirement from the latter of five years from the policy adoption or the date they join the Board. As of March 10, 2025, all of our directors were in compliance with our policy or in the process of meeting the ownership requirements.
Prohibitions on Hedging, Pledging, Short Sales, and Margin Accounts
Our directors are subject to our Corporate Governance Guidelines and our Securities Trading Policy, which prohibit directors from engaging in hedging or other short sale transactions, holding Company securities in a margin account, and pledging Company securities.
Director Compensation Table
The following table sets forth information regarding the compensation of each of our non-employee directors who served during 2024.

Director	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation	Total
Gena Ashe	$85,000(3)	$102,628	—	$187,628
Robert Creager	$95,000(4)	$102,628	—	$197,628
Marcia Dall	$90,000(5)	$102,628	—	$192,628
James Hays	$75,000	$102,628	—	$177,628
Anthony J. Kuczinski	$100,000(6)	$102,628	—	$202,628
Michael Morrissey	$75,000	$102,628	—	$177,628
Katharine Terry	$75,000	$102,628	—	$177,628
(1)    Reflects the aggregate dollar amount of fees earned or paid in cash for services rendered for independent directors, including fees for service as a committee chair and lead independent director.
(2)    Grant date fair value computed in accordance with the stock-based compensation accounting rules set forth in ASC 718. For a more detailed description see Note 2 titled "Summary of Significant Accounting Policies — Earnings (loss) per share" to our audited consolidated financial statements included in our annual report on Form 10-K filed with the SEC.
(3)    Amount reflects annual retainer of $75,000 and an additional $10,000 for acting as Chair of the Nominating and Corporate Governance Committee.

(4)    Amount reflects annual retainer of $75,000 and an additional $20,000 for acting as Chair of the Audit Committee.
(5)    Amount reflects annual retainer of $75,000 and an additional $15,000 for acting as Chair of the Compensation Committee.
(6)    Amount reflects annual retainer of $75,000 and an additional $25,000 for acting as Lead Independent Director.

EQUITY COMPENSATION PLAN INFORMATION
The following table gives information as of December 31, 2024, about shares of our Common Stock that may be issued upon the exercise of options or other equity grants under our existing equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a) (1)	(b)(2)	(c)(3)
Equity compensation plans approved by security holders	1,873,498	$15.00	2,025,555
Equity compensation plans not approved by security holders (4)	132,565	N/A	—
Total	2,006,063	$15.00	2,025,555
(1)The reported amount reflects Restricted Stock Unit awards and Stock Options granted, and the maximum number of shares which may be issued pursuant to Performance Share Unit awards.
(2)The reported amount reflects only the weighted average exercise price of the Stock Options reflected in column (a).
(3)Reflects shares that may be issued pursuant to the Company’s 2022 Long-Term Incentive Plan and 2022 Employee Stock Purchase Plan.
(4)Reflects shares that were granted pursuant to the Company’s 2020 Plan that have not vested as of December 31, 2024.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Other than the compensation agreements and other arrangements described in the "Executive Compensation" section of this Proxy Statement and the transactions described below, since January 1, 2024, there has not been and there is not currently proposed, any transaction or series of similar transactions to which we were, or will be, a party in which the amount involved exceeded, or will exceed, $120,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of the foregoing persons, had, or will have, a direct or indirect material interest.
Transaction with The Westaim Corporation and its affiliates
In November 2015, our subsidiaries HSIC, IIC and GMIC, entered into an investment management agreement with Arena Investors, which is controlled by The Westaim Corporation ("Westaim") for Arena Investors to act as one our investment managers. We incurred various investment management expenses from Arena Investors of approximately $3.6 million for the year ended December 31, 2024, pursuant to the respective investment management or partnership agreements. Following completion of our public offering on May 9, 2024, Westaim ceased to be a holder of 5% of our Common Stock.
Stockholders’ Agreement
On March 12, 2014, we entered into an Amended and Restated Stockholders’ Agreement, with certain holders of our Common Stock, including our five percent shareholders and entities affiliated with our directors. The Amended and Restated Stockholders’ Agreement automatically terminated upon the closing of our initial public offering, except that the registration rights are still in effect. James Hays, one of our directors, beneficially owns more than 5% of our Common Stock and retains certain registration rights under the Amended and Restated Stockholders' Agreement.
Indemnification Agreements and Directors' and Officers' Liability Insurance
We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, subject to certain exceptions, including indemnification of expenses such as attorneys' fees, judgments, penalties fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person's services as a director or executive officer.
Policies and Procedures for Related Party Transactions
Our Board has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm's length transaction with an unrelated third party and the extent of the related person's interest in the transaction.

DELINQUENT SECTION 16(a) REPORTS
To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations to us, we believe that for fiscal year 2024, all filing requirements applicable to the Company’s officers and directors pursuant to Section 16(a) of the Exchange Act, were complied with, other than one Form 4 where 25 shares of the Company’s Common Stock were inaccurately reported as indirect holdings of Anthony J. Kuczinski. A Form 5 was filed with the SEC correcting the error on January 15, 2025.
MULTIPLE SHAREHOLDERS SHARING THE SAME ADDRESS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single Proxy Statement or Notice addressed to those shareholders. This process, which is commonly referred to as "householding," potentially means extra convenience for shareholders and cost savings for companies.
At this time, one or more brokers with account holders who are Company shareholders will be “householding” our proxy materials. A single Proxy Statement or Notice will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholder. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement or Notice, please notify your broker. You may direct your written request for a copy of the Proxy Statement or Notice to Corporate Secretary, Skyward Specialty Insurance Group, Inc., 800 Gessner Road, Suite 600, Houston, TX 77024. If your broker is not currently “householding” (i.e., you received multiple copies of the Company’s Proxy Statement or Notice), and you would like to request delivery of a single copy, you should contact your broker.
SHAREHOLDER PROPOSALS
Proposals of shareholders intended to be presented at our annual meeting of shareholders to be held in 2026 must be received by us no later than November 26, 2025, which is 120 days prior to the first anniversary of the date the proxy materials were furnished to shareholders, in order to be included in our Proxy Statement and form of proxy relating to that meeting, unless the date of the 2026 annual meeting of shareholders is changed by more than 30 days from the anniversary of our 2025 annual meeting, in which case the deadline for such proposals will be a reasonable time before we begin to print and send our proxy materials. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the Proxy Statement.
In addition, our amended and restated bylaws establish an advance notice procedure with regard to certain matters, including shareholder proposals and nominations not included in our Proxy Statement, to be brought before an annual meeting of shareholders. In general, notice must meet the requirements in our amended and restated bylaws and be received at our principal executive offices not less than 90 calendar days before nor more than 120 calendar days before the one-year anniversary of the previous year's annual meeting of shareholders. Therefore, to be presented at our 2026 annual meeting of shareholders, such a proposal must be received by us no earlier than January 7, 2026 and no later than February 6, 2026. However, if the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice must be received not earlier than the 120th day prior to such annual meeting and no later than the 90th calendar day prior to such annual meeting or, if later, ten calendar days following the date on which public announcement of the date of the meeting is first made. Shareholders are advised to review our amended and restated bylaws which also specify requirements as to the form and content of a shareholder's notice.
To comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company's nominees in connection with our 2025 annual meeting must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 8, 2026.

2024 Annual Report
Our financial statements for our fiscal year ended December 31, 2024, are included in our 2024 Annual Report, which we will make available to shareholders at the same time as this Proxy Statement. Our proxy materials and our annual report are posted on our website at www.investors.skywardinsurance.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report, free of charge, by sending a written request to Skyward Specialty Insurance Group, Inc., 800 Gessner Road, Suite 600, Houston, TX 77024, Attention: Investor Relations.
Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this Proxy Statement, and references to our website address in this Proxy Statement are inactive textual references only.
OTHER MATTERS
The Board is not aware of any matter to be acted upon at the 2025 Annual Meeting other than those described above. If other business properly comes before the 2025 Annual Meeting, the persons named on the proxy will vote the proxy in accordance with what they consider to be in the best interests of us and our shareholders. All shareholders are urged, regardless of the number of shares owned, to participate in the 2025 Annual Meeting by voting their shares.
By Order of the Board of Directors,
Andrew Robinson
Chairman and Chief Executive Officer
Houston, Texas
March 26, 2025

APPENDIX A
DEFINITIONS OF NON-GAAP INFORMATION & RECONCILIATION TO COMPARABLE GAAP MEASURES
The Company prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules for insurance company regulation in the United States of America as defined by the National Association of Insurance Commissioners’ (NAIC) Accounting Practices and Procedures Manual, and therefore is not reconciled to GAAP data.
The Company uses the internal combined ratio to evaluate its compensation metrics for senior management. The internal combined ratio includes the impact of IPO related stock compensation and secondary offering expenses and excludes certain non-recurring charges associated with the LPT.
The following table provides a reconciliation of the combined ratio to the internal combined ratio for the years ended December 31, 2024, 2023 and 2022:

($ in thousands)	2024	2023	2022
Net earned premiums	$1,056,722	$829,143	$615,994

Losses and LAE	$669,809	$515,237	$402,512
Less: Pre-tax net impact of LPT	$11,598	$(1,427)	$8,572
Adjusted losses and LAE	$658,211	$516,664	$393,940

Underwriting, acquisition and insurance expenses	$311,757	$243,444	$182,171
Add: Pre-tax impact of IPO stock compensation and secondary offering expenses	$4,392	$5,364	$0
Adjusted underwriting, acquisition and insurance expenses	$316,149	$248,808	$182,171

Loss ratio	63.4%	62.1%	65.3%
Less: Net impact of LPT	1.1%	(0.2)%	1.4%
Internal loss ratio	62.3%	62.3%	63.9%

Expense ratio	28.9%	28.6%	28.7%
Add: Impact of IPO stock compensation and secondary offering expenses	0.4%	0.7%	—%
Internal expense ratio	29.3%	29.3%	28.7%

Combined ratio	92.3%	90.7%	94.0%
Less: Net impact of LPT	1.1%	(0.2)%	1.4%
Add: Impact of IPO stock compensation and secondary offering expenses	0.4%	0.7%	—%
Internal combined ratio	91.6%	91.6%	92.6%

A-1